UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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EOG Resources, Inc.

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EOG RESOURCES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 30, 2015

TO OUR STOCKHOLDERS:

NOTICE IS HEREBY GIVEN that the 2015 annual meeting of stockholders (“Annual Meeting”) of EOG Resources, Inc. (“EOG”) will be held at Heritage Plaza, Plaza Conference Room, Plaza Level, 1111 Bagby, Houston, Texas 77002, at 3:00 p.m., Houston time, on Thursday, April 30, 2015, for the following purposes:

1. To elect seven directors to hold office until the 2016 annual meeting of stockholders and until their respective successors are duly elected and qualified;

2. To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP, independent registered public accounting firm, as our auditors for the year ending December 31, 2015;

3. To hold a non-binding advisory vote on executive compensation;

4. To consider two stockholder proposals, if properly presented; and

5. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Holders of record of our Common Stock at the close of business on March 2, 2015 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

Beginning on or about March 20, 2015, the Company is mailing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the Record Date (but excluding those stockholders who have previously requested a printed copy of our proxy materials) containing instructions on how to access the proxy materials (including our 2014 annual report) via the Internet, as well as instructions on voting shares via the Internet or by phone. The Notice also contains instructions on how to request a printed copy of the proxy materials by mail.

Stockholders who do not expect to attend the Annual Meeting are encouraged to vote via the Internet or by phone using the instructions on the Notice or, if you received a printed copy of the proxy materials (which includes the proxy card), by signing and returning the proxy card in the pre-paid envelope provided.

By Order of the Board of Directors,

MICHAEL P. DONALDSON
Corporate Secretary

Houston, Texas

March 20, 2015

i

EOG RESOURCES, INC.

PROXY STATEMENT

The accompanying form of proxy is solicited by the Board of Directors (“Board”) of EOG Resources, Inc. (“EOG,” “we,” “us,” “our” or “company”) to be used at our 2015 annual meeting of stockholders (“Annual Meeting”) to be held at Heritage Plaza, Plaza Conference Room, Plaza Level, 1111 Bagby, Houston, Texas 77002, at 3:00 p.m., Houston time, on Thursday, April 30, 2015. The proxy materials, including this proxy statement, the accompanying notice of annual meeting of stockholders and form of proxy and our 2014 annual report, are being first distributed and made available to our stockholders on or about March 20, 2015.

Any stockholder giving a proxy may revoke it at any time provided written notice of the revocation is received by our Corporate Secretary before the proxy is voted; otherwise, if received prior to or at the Annual Meeting, properly executed proxies will be voted at the Annual Meeting in accordance with the instructions specified on the proxy or, if no such instructions are given, in accordance with the recommendations of the Board described herein. Stockholders attending the Annual Meeting may revoke their proxies and vote in person. If you would like to attend the Annual Meeting and vote in person, you may contact our Corporate Secretary at (713) 651-6260 for directions to the Annual Meeting.

Attendance at the Annual Meeting is limited to holders of record of our Common Stock at the close of business on March 2, 2015 (the “Record Date”) and EOG’s guests. Admission will be on a first-come, first-served basis. You will be asked to present valid government-issued picture identification, such as a driver’s license or passport, in order to be admitted into the Annual Meeting. If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting, you must present proof of your ownership of our Common Stock, such as a bank or brokerage account statement indicating that you owned shares of our Common Stock as of the Record Date, in order to be admitted. For safety and security reasons, no cameras, recording equipment or other electronic devices will be permitted in the Annual Meeting. A written agenda and rules of procedure for the Annual Meeting will be distributed to those persons in attendance.

If you received a printed copy of the proxy materials, you also received a copy of our 2014 annual report. However, the 2014 annual report does not constitute a part of, and shall not be deemed incorporated by reference into, this proxy statement or the accompanying form of proxy.

In addition to solicitation by mail, certain of our officers and employees may solicit the return of proxies personally or by telephone, electronic mail or facsimile. We have also retained a third-party proxy solicitation firm, Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, to solicit proxies on behalf of the Board, and expect to pay such firm approximately $8,000 for their services, plus any reasonable out-of-pocket expenses incurred. The cost of any solicitation of proxies will be borne by us. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to, and solicitation of proxies from, the beneficial owners of our Common Stock held of record as of the Record Date by such persons. We will reimburse such brokerage firms, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection with any such activities.

In some cases, one paper copy of this proxy statement and the accompanying notice of annual meeting of stockholders and the 2014 annual report is being delivered to multiple stockholders sharing an address, at the request of such stockholders. We will deliver promptly, upon written or oral request, an additional paper copy of this proxy statement, the accompanying notice of annual meeting of stockholders and/or the 2014 annual report to such a stockholder at a shared address to which a single paper copy of such document was delivered. Stockholders sharing an address who receive multiple printed copies of our proxy materials and who wish to receive a single printed copy of our proxy materials may also submit requests for delivery of a single paper copy of this proxy statement or the accompanying notice of annual meeting of stockholders or the 2014 annual report, but in such event will still receive separate forms of proxy for each account. To request separate or single delivery of these materials now or in the future, a stockholder may submit a written request to our Corporate Secretary at our principal executive offices at 1111 Bagby, Sky Lobby 2, Houston, Texas 77002, or a stockholder may make a request by calling our Corporate Secretary at (713) 651-6260.

A representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspector of election at the Annual Meeting.

A complete list of stockholders entitled to vote at the Annual Meeting will be available to view during the Annual Meeting. You may also inspect this list at our principal executive offices, for any purpose germane to the Annual Meeting, during ordinary business hours, for a period of 10 days prior to the Annual Meeting.

The mailing address of our principal executive offices is 1111 Bagby, Sky Lobby 2, Houston, Texas 77002.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to be Held on April 30, 2015

This proxy statement, the accompanying notice of annual meeting of stockholders and form of proxy and our 2014 annual report are available via the Internet at www.eogresources.com/investors/annreport.html and at www.proxyvote.com. Pursuant to United States Securities and Exchange Commission (“SEC”) rules related to the Internet availability of proxy materials, we have elected to provide access to our proxy materials on the Internet instead of mailing a printed copy of the proxy materials to each stockholder of record.

Accordingly, beginning on or about March 20, 2015, we are mailing a Notice Regarding the Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the Record Date (but excluding those stockholders who have previously requested a printed copy of our proxy materials) in lieu of mailing the printed proxy materials. Instructions on how to access the proxy materials via the Internet, on voting shares via the Internet or by phone and on how to request a printed copy of the proxy materials may be found in the Notice. All stockholders will have the option to access our proxy materials on the websites referred to above.

Stockholders will not receive printed copies of the proxy materials unless they request (or have previously requested) such form of delivery. Printed copies will be provided upon request at no charge. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email on an ongoing basis. A request to receive proxy materials in printed form by mail or electronically by email will remain in effect until the stockholder terminates such request.

VOTING RIGHTS AND PRINCIPAL STOCKHOLDERS

Holders of record of our Common Stock as of the Record Date will be entitled to one vote per share on all matters properly presented at the Annual Meeting. As of the Record Date, there were 548,465,933 shares of our Common Stock outstanding. Other than our Common Stock, we have no other voting securities currently outstanding.

Our stockholders do not have dissenters’ rights or similar rights of appraisal with respect to the proposals described herein and do not have cumulative voting rights with respect to the election of directors.

Stock Ownership of Certain Beneficial Owners

The following table sets forth certain information regarding the beneficial ownership of our Common Stock by each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934 (as amended, “Exchange Act”)) whom we know beneficially owned more than 5% of our Common Stock as of December 31, 2014, based on filings with the SEC as of February 28, 2015.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class(a)
The Vanguard Group(b) 100 Vanguard Blvd., Malvern, PA 19355	34,810,950	6.3%
BlackRock, Inc.(c) 55 East 52nd Street, New York, NY 10022	31,845,410	5.8%
FMR LLC(d) 245 Summer Street, Boston, MA 02210	29,869,058	5.4%
Capital Research Global Investors(e) 333 South Hope Street, Los Angeles, CA 90071	28,680,524	5.2%

(a)	Based on 548,294,857 shares of our Common Stock outstanding as of December 31, 2014.

(b)	Based on its Schedule 13G/A filed on February 11, 2015 with respect to its beneficial ownership of our Common Stock as of December 31, 2014, The Vanguard Group has sole voting power with respect to 950,338 shares, sole dispositive power with respect to 33,912,984 shares and shared dispositive power with respect to 897,966 shares.

(c)	Based on its Schedule 13G/A filed on February 9, 2015 with respect to its beneficial ownership of our Common Stock as of December 31, 2014, BlackRock, Inc. has sole voting power with respect to 27,406,649 shares and sole dispositive power with respect to 31,845,410 shares.

(d)	Based on its Schedule 13G/A filed on February 13, 2015 with respect to its beneficial ownership of our Common Stock as of December 31, 2014, FMR LLC has sole voting power with respect to 2,845,923 shares and sole dispositive power with respect to 29,869,058 shares.

(e)	Based on its Schedule 13G/A filed on February 13, 2015 with respect to its beneficial ownership of our Common Stock as of December 31, 2014, Capital Research Global Investors has sole voting power and sole dispositive power with respect to 28,680,524 shares.

Stock Ownership of the Board and Management

The following table sets forth certain information regarding the ownership of our Common Stock by (1) each director and director nominee of EOG, (2) each “Named Officer” of EOG named in the “Summary Compensation Table” in the “Executive Compensation” section below and (3) all current directors and executive officers of EOG as a group, in each case as of February 28, 2015. Under Rule 13d-3 under the Exchange Act, a person shall be deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. April 29, 2015 is the date 60 days from February 28, 2015, the date for which ownership is reported in this table.

Name	Shares Beneficially Owned(a)	Stock Options and Stock-Settled Stock Appreciation Rights Exercisable by 4-29-15(b)	Total Beneficial Ownership	Restricted Stock Units, Performance Units and Phantom Shares(c)	Total Ownership(d)
Janet F. Clark	568	17	585	3,278	3,863
Charles R. Crisp	22,414	40,807	63,221	17,839	81,060
James C. Day	11,114	15,682	26,796	6,265	33,061
Michael P. Donaldson	54,757	1,872	56,629	21,802	78,431
Timothy K. Driggers	134,017	15,178	149,195	28,399	177,594
Lloyd W. Helms, Jr.	55,013	32,149	87,162	15,926	103,088
H. Leighton Steward	64,509	98,259	162,768	22,033	184,801
Donald F. Textor	69,104	8,274	77,378	53,152	130,530
Gary L. Thomas	757,311	102,148	859,459	296,255	1,155,714
William R. Thomas	258,741	59,355	318,096	272,818	590,914
Frank G. Wisner	39,140	98,259	137,399	42,394	179,793
All current directors and executive officers as a group (12 in number)	1,519,234	490,473	2,009,707	789,807	2,799,514

(a)	Includes (1) shares for which the person directly or indirectly has sole or shared voting or investment power; (2) shares held under the EOG Resources, Inc. Savings and Retirement Plan (as amended, the “Savings and Retirement Plan”) for which the participant has sole voting and investment power; (3) shares of restricted stock held under the Amended and Restated EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan (“2008 Stock Plan”) for which the participant has sole voting power and no investment power until such shares vest in accordance with the provisions of the 2008 Stock Plan; and (4) shares of our Common Stock that would be received upon the vesting of restricted stock units (“RSUs”) held under the 2008 Stock Plan on or before April 29, 2015.

(b)	The shares shown in this column, which are not reflected in the adjacent column entitled “Shares Beneficially Owned,” consist of (1) shares of our Common Stock that would be received upon the exercise of stock options held under the 1993 Nonemployee Directors Stock Option Plan or the 2008 Stock Plan by the individuals shown that are exercisable on or before April 29, 2015; and (2) shares of our Common Stock that would be received upon the exercise of stock-settled stock appreciation rights (“SARs”) held under the 2008 Stock Plan by the individuals shown that are exercisable on or before April 29, 2015, based on, for purposes of this table, the closing price of our Common Stock on the New York Stock Exchange (“NYSE”) of $89.72 per share on February 27, 2015, net of a number of shares equal to the minimum statutory tax withholding requirements with respect to such exercise (which shares would be deemed forfeited in satisfaction of such taxes). The shares shown in this column are “beneficially owned” under Rule 13d-3 under the Exchange Act.

(c)	Includes (1) RSUs held under the 2008 Stock Plan vesting after April 29, 2015 for which the participant has no voting or investment power until such units vest and are released as shares of our Common Stock in accordance with the provisions of the 2008 Stock Plan; (2) performance units (assuming a 100% performance multiple) held under the 2008 Stock Plan vesting after April 29, 2015 for which the participant has no voting or investment power until such units vest and are released as shares of our Common Stock in accordance with the provisions of the 2008 Stock Plan; and (3) phantom shares held in the individual’s phantom stock account under the EOG Resources, Inc. 409A Deferred Compensation Plan (formerly known as the EOG Resources, Inc. 1996 Deferral Plan) (as amended, the “Deferral Plan”) for which the individual has no voting or investment power until such phantom shares are released as shares of our Common Stock in accordance with the provisions of the Deferral Plan and the individual’s deferral election. Because such units and shares will not vest on or before April 29, 2015, the units and shares shown in this column are not “beneficially owned” under Rule 13d-3 under the Exchange Act.

(d)	None of our directors or “Named Officers” beneficially owned, as of February 28, 2015, more than 1% of the shares of our Common Stock outstanding as of February 28, 2015. Based on 548,474,108 shares of our Common Stock outstanding as of February 28, 2015, our current directors and executive officers as a group (12 in number) beneficially owned approximately 0.4% of the shares of our Common Stock outstanding as of February 28, 2015 and had total ownership of approximately 0.5% of the shares of our Common Stock outstanding as of February 28, 2015.

CORPORATE GOVERNANCE

Board of Directors

Director Independence

The Board has affirmatively determined that six of our seven current directors, namely Ms. Clark and Messrs. Crisp, Day, Steward, Textor and Wisner, have no direct or indirect material relationship with EOG and thus meet the criteria for independence of Article III, Section 12 of our bylaws, which are available on our website at www.eogresources.com/about/corpgov.html, as well as the independence requirements of the NYSE and the SEC.

In assessing director independence, the Board considered, among other matters, the nature and extent of any business relationships, including transactions conducted, between EOG and each director and between EOG and any organization for which one of our directors is a director or executive officer or with which one of our directors is otherwise affiliated. Specifically, the Board considered (1) various transactions in connection with the exploration and production of crude oil and natural gas, such as revenue distributions, joint interest billings, payments for midstream (i.e., gathering, processing and transportation-related) services and payments for crude oil and natural gas, between EOG and certain entities engaged in certain aspects of the oil and gas business for which one of our directors is a director or otherwise affiliated, (2) payments of dues and contributions to certain not-for-profit entities (such as trade associations) with which one of our directors or an immediate family member is affiliated and (3) any relationships (employment, contractual or otherwise) between EOG and immediate family members of directors.

Except with respect to Mr. W. Thomas, the Board has determined that all such relationships and transactions that it considered were not material relationships or transactions with EOG and did not impair the independence of our directors. The Board has determined that Mr. W. Thomas is not independent because he is our Chief Executive Officer (“CEO”).

Meetings

The Board held five meetings during the year ended December 31, 2014.

Each director attended at least 75% of the total number of meetings of the Board and Board committees on which the director served. Our directors are expected to attend our annual meeting of stockholders. Except for

Mr. Textor, all of the directors attended our 2014 annual meeting of stockholders; Mr. Textor was unable to attend our 2014 annual meeting of stockholders due to weather-related travel delays.

Executive Sessions of Non-Employee Directors

Our non-employee directors held five executive sessions during the year ended December 31, 2014. Our current non-employee directors attended each of the executive sessions; Mark G. Papa, our former director, attended all executive sessions held prior to his departure from the Board in December 2014.

Mr. Day was appointed by the independent directors as the presiding director for the executive sessions in 2014, and Mr. Textor has been appointed by the independent directors as the presiding director for executive sessions in 2015. As discussed below, the presiding director is elected annually by and from the independent directors of our Board.

Board Leadership Structure

The Board does not have a policy on whether or not the roles of Chairman of the Board and CEO should be separate or combined and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The directors serving on our Board possess considerable professional and industry experience, significant and diverse experience as directors of both public and private companies and a unique knowledge of the challenges and opportunities that EOG faces. As such, the Board believes that it is in the best position to evaluate the needs of EOG and to determine how best to organize EOG’s leadership structure to meet those needs. The Board believes that the most effective leadership structure for EOG at the present time is for Mr. W. Thomas to serve as both Chairman of the Board and CEO.

This model has succeeded because it makes clear that the Chairman of the Board and CEO is responsible for managing our business, under the oversight and review of our Board. This structure also enables our CEO to act as a bridge between management and the Board, helping both to act with a common purpose.

Upon Mr. Papa’s retirement as an EOG employee and as our Executive Chairman of the Board in December 2013, the Board appointed Mr. W. Thomas to serve as both our Chairman of the Board and CEO, effective as of January 1, 2014, which the Board believed, and continues to believe, is the most effective leadership structure for EOG. Mr. W. Thomas has been with EOG and its predecessor companies for over 36 years. Prior to becoming our Chairman of the Board and CEO, Mr. W. Thomas had served as President and CEO of the company from July 2013 through December 2013, and as President of the company from September 2011 to July 2013. Prior to September 2011, Mr. W. Thomas served in various leadership positions at EOG, including both leadership positions in our Houston, Texas headquarters office and leadership positions in our Fort Worth, Texas, Midland, Texas and Corpus Christi, Texas offices, where he was instrumental in EOG’s successful exploration, development and exploitation of various key resource plays.

Since becoming an independent public company in August 1999, our stock price performance has significantly exceeded the collective performance of our peer group companies in the Standard & Poor’s 500 Index as well as the performance of the Dow Jones Industrial Average and the Nasdaq Composite Index, thus demonstrating, we believe, the effectiveness of EOG’s leadership structure.

The Board believes that there is substantial independent oversight of EOG’s management and a strong counterbalancing governance structure in place, as demonstrated by the following:

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We have an independent presiding director.    The presiding director is elected annually by and from the independent directors of our Board. Our Board believes that the presiding director serves a valuable role in the overall leadership of the Board by providing additional oversight of our management. The presiding director has clearly defined leadership authority and responsibilities, which are described in our

Corporate Governance Guidelines and which include (i) presiding at all meetings of the Board at which the Chairman of the Board is not present as well as at executive sessions of the non-employee directors, (ii) serving as liaison between the Chairman of the Board and our other executive officers and the non-employee directors and (iii) briefing the Chairman of the Board and our executive officers, as needed or appropriate, on matters discussed in the executive sessions. Our presiding director establishes the agenda for the executive sessions of the non-employee directors and has the authority to call, and establish the agenda for, additional meetings of the non-employee directors. In addition, our presiding director is afforded direct and complete access to the Chairman of the Board at any time as the presiding director deems necessary or appropriate, and he is available for direct communication with our stockholders as described under “Stockholder Communications with the Board” below. As noted above, Mr. Day was appointed by the independent directors as the presiding director for the executive sessions in 2014, and Mr. Textor has been appointed by the independent directors as the presiding director for executive sessions in 2015.

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We have a substantial majority of independent directors.    Six of our current seven directors meet the criteria for independence required by the NYSE, the SEC and our bylaws; only Mr. W. Thomas is deemed not independent since he is our CEO. Our Corporate Governance Guidelines also provide that at least three-fifths of our directors must meet such independence standards.

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Key committees are comprised solely of independent directors.    Our Audit, Compensation and Nominating and Governance Committees are each comprised solely of independent directors. Each of our independent directors serves on each of the committees.

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Non-employee directors meet regularly.    Our non-employee directors typically meet in executive session without our employee director (Mr. W. Thomas) at each regularly scheduled Board meeting. Our non-employee directors held five executive sessions during the year ended December 31, 2014. As noted above, such executive sessions are chaired by the independent presiding director. Mr. Textor has been appointed as the presiding director for 2015 and will chair such executive sessions in 2015.

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We have annual director elections.    Our stockholders provide balance to the corporate governance process in that each year each director is elected pursuant to the majority voting provisions in our bylaws. Our stockholders may also communicate directly with the presiding director or any other director, as described under “Stockholder Communications with the Board” below.

Board’s Role in Risk Oversight

Our Board retains primary responsibility for risk oversight. To assist the Board in carrying out its oversight responsibilities, members of our senior management report to the Board and its committees on areas of risk to our company, and our Board committees consider specific areas of risk inherent in their respective areas of oversight and report to the full Board regarding their activities. For example, our Audit Committee periodically discusses with management our major financial risk exposures and the steps management has taken to monitor and control such exposures. Our Compensation Committee incorporates risk considerations, including the risk of losing key personnel, as it evaluates the performance of our CEO and other executive officers and determines our executive compensation. Our Nominating and Governance Committee focuses on issues relating to Board and Board committee composition and corporate governance matters. In addition, to ensure that our Board has a broad view of our overall risk management process, the Board periodically reviews our long-term strategic plans and the principal issues and risks that we may face, as well as the processes through which we manage risk.

At this time, we believe that combining the roles of Chairman of the Board and CEO enhances the Board’s administration of its risk oversight function because, through his role as Chairman of the Board, and based on his experiences with the daily management of our business as our CEO and previously as our President and in other leadership positions, Mr. W. Thomas provides the Board with valuable insight into our risk profile and the options to mitigate and address those risks.

Committees of the Board

The charter for each committee of the Board identified below is available on our website at www.eogresources.com/about/corpgov.html. Copies of the committee charters are also available upon written request to our Corporate Secretary.

Nominating and Governance Committee

The Nominating and Governance Committee, which is comprised exclusively of independent directors, is responsible for identifying prospective qualified candidates to fill vacancies on the Board, recommending director nominees (including chairpersons) for each of our committees, developing and recommending appropriate corporate governance guidelines and overseeing the self-evaluation of the Board. In considering individual director nominees and Board committee appointments, our Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and Board committees and to identify individuals who can effectively assist EOG in achieving our short-term and long-term goals, protecting our stockholders’ interests and creating and enhancing value for our stockholders. In so doing, the Nominating and Governance Committee considers a person’s diversity attributes (e.g., professional experiences, skills, background, race and gender) as a whole and does not necessarily attribute greater weight to any one attribute. Moreover, diversity in professional experience, skills and background, and diversity in race and gender, are just a few of the attributes that the Nominating and Governance Committee takes into account. In evaluating prospective candidates, the Nominating and Governance Committee also considers whether the individual has personal and professional integrity, good business judgment and relevant experience and skills, and whether such individual is willing and able to commit the time necessary for Board and Board committee service.

While there are no specific minimum requirements that the Nominating and Governance Committee believes must be met by a prospective director nominee (other than the general requirements of our Corporate Governance Guidelines discussed below with respect to director age, director independence and director service on the boards of directors of other public companies), the Nominating and Governance Committee does believe that director nominees should possess personal and professional integrity, have good business judgment, have relevant experience and skills and be willing and able to commit the time necessary for Board and Board committee service. Furthermore, the Nominating and Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending individuals who can best perpetuate the success of our business and represent stockholder interests through the exercise of sound business judgment using their diversity of experience in various areas. We believe our current directors possess diverse professional experiences, skills and backgrounds, in addition to (among other characteristics) high standards of personal and professional ethics, proven records of success in their respective fields and valuable knowledge of our business and of the oil and gas industry.

Our current Board of seven directors is consistent with our Corporate Governance Guidelines, and our Board has no current plans to increase the size of the Board. However, if, in the future, the Board determines that it is appropriate to add a directorship, the Nominating and Governance Committee will, pursuant to its charter, take into account diversity in professional experience, skills and background, diversity in race and gender and the other attributes and factors described above, in evaluating candidates for such directorship.

Our Corporate Governance Guidelines, which are available at www.eogresources.com/about/corpgov.html, mandate that:

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any director having attained the age of 80 shall discuss with the Chairman of the Board and the Nominating and Governance Committee, and the Nominating and Governance Committee shall affirmatively determine, whether it is appropriate for such director to stand for re-election as a director of the company at the end of his or her current term;

•	at least three-fifths of our directors must meet the criteria for independence required by the NYSE, the SEC and our bylaws; and

•	no non-employee director may serve on the board of directors of more than four other public companies, and our CEO may not serve on the board of directors of more than two other public companies.

The Nominating and Governance Committee uses a variety of methods for identifying and evaluating director nominees. As an alternative to term limits for directors, the Nominating and Governance Committee annually reviews each director’s continuation on the Board. The Nominating and Governance Committee also regularly assesses the appropriate size of the Board. In addition, the Nominating and Governance Committee considers, from time to time, various potential candidates for directorships. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms, stockholders or other persons. These candidates may be evaluated at regular or special meetings of the Nominating and Governance Committee and may be considered at any point during the year.

In addition, the Nominating and Governance Committee will consider nominees recommended by stockholders in accordance with the procedures outlined under “Stockholder Proposals and Director Nominations — Nominations for 2016 Annual Meeting of Stockholders and for Any Special Meetings of Stockholders” below. The Nominating and Governance Committee will evaluate such nominees according to the same criteria, and in the same manner, as any other director nominee.

The Nominating and Governance Committee held three meetings during the year ended December 31, 2014. The Nominating and Governance Committee is currently comprised of Messrs. Wisner (Chairman), Crisp, Day, Steward and Textor and Ms. Clark.

Audit Committee

The Audit Committee, which is comprised exclusively of independent directors, is responsible for the oversight of our accounting and financial reporting processes and the audits and reviews of our financial statements.

The Board has selected the members of the Audit Committee based on the Board’s determination that the members are financially literate (as required by NYSE rules) and qualified to monitor the performance of management and the independent auditors and to monitor our disclosures so that our disclosures fairly present our business, financial condition and results of operations.

The Board has also determined that Ms. Clark, an independent director since January 2014 and the Chairperson of our Audit Committee since February 2015, and Mr. Textor, an independent director since May 2001 and the Chairman of our Audit Committee from May 2001 until February 2015, are each an “audit committee financial expert” (as defined in the SEC rules) because each has the following attributes: (1) an understanding of generally accepted accounting principles in the United States of America (“GAAP”) and financial statements; (2) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (3) experience analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of accounting issues that can reasonably be expected to be raised by our financial statements; (4) an understanding of internal control over financial reporting; and (5) an understanding of audit committee functions. Both Ms. Clark and Mr. Textor have acquired these attributes by means of having held various positions that provided relevant experience, as described in each director’s biographical information under “Item 1. Election of Directors” below, and, in the case of Mr. Textor, by having served as Chairman of our Audit Committee from May 2001 until February 2015.

The Audit Committee has sole and direct authority, at its discretion and at our expense, to appoint, compensate, oversee, evaluate and terminate our independent auditors and any other registered public accounting firm engaged to perform audit, review or attest services for EOG, and to review, as it deems appropriate, the scope of our annual audits, our accounting policies and reporting practices, our system of internal controls, our compliance with policies regarding business conduct and other matters. In addition, the Audit Committee has the authority, at its discretion and at our expense, to retain special legal, accounting or other advisors to advise the Audit Committee. The Audit Committee also reviews and approves the annual Report of the Audit Committee that is included in this proxy statement.

The Audit Committee held six meetings during the year ended December 31, 2014 and is currently comprised of Ms. Clark (Chairperson) and Messrs. Crisp, Day, Steward, Textor and Wisner.

Compensation Committee

The Compensation Committee, which is comprised exclusively of independent directors, is responsible for the administration of our stock compensation plans and for the evaluation and determination of the compensation arrangements for our executive officers and directors. The Compensation Committee is also responsible for reviewing the disclosures in our Compensation Discussion and Analysis and providing the annual Compensation Committee Report, both of which are included in this proxy statement. Please refer to “Compensation Discussion and Analysis — Compensation Process” and “Director Compensation and Stock Ownership Guidelines” below for a discussion of the Compensation Committee’s procedures and processes for making executive officer and non-employee director compensation determinations.

In addition, the Compensation Committee is authorized, at its discretion and at our expense, to retain, oversee, obtain the advice of, compensate and terminate such compensation consultants and other advisors as the Compensation Committee deems necessary to assist with the execution of its duties and responsibilities, and is responsible for assessing the independence of any such consultants or advisors and whether any such consultant or advisor has a conflict of interest in respect of its engagement by the Compensation Committee.

All of the members of the Compensation Committee qualify as “Non-Employee Directors” under Rule 16b-3 under the Exchange Act and qualify as “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986 (as amended, the “Code”).

The Compensation Committee held four meetings during the year ended December 31, 2014 and is currently comprised of Messrs. Crisp (Chairman), Day, Steward, Textor and Wisner and Ms. Clark.

Compensation Committee Interlocks and Insider Participation

Messrs. Crisp (Chairman), Day, Steward, Textor and Wisner and Ms. Clark serve as members of the Compensation Committee and none of them is a current or former officer or employee of EOG. During the year ended December 31, 2014, none of our executive officers served as a director or member of the compensation committee (or other committee of the board performing equivalent functions) of another entity where an executive officer of such entity served as a director of EOG or on our Compensation Committee.

Stockholder Communications with the Board

Pursuant to the process adopted by the Board, our stockholders and other interested parties may communicate with members of the Board by submitting such communications in writing to our Corporate Secretary, who, upon receipt of any communication other than one that is clearly marked “Confidential,” will note the date the communication was received in a log established for that purpose, open the communication, make a copy of it for our files and promptly forward the communication to the director(s) to whom it is addressed. Upon receipt of any communication that is clearly marked “Confidential,” our Corporate Secretary will not open the communication, but will note the date the communication was received in a log established for that purpose and promptly forward the communication to the director(s) to whom it is addressed. Further information regarding this process can be found on our website at www.eogresources.com/about/corpgov.html.

Our stockholders and other interested parties can also communicate directly with the presiding director for the executive sessions of the non-employee directors, or the non-employee directors as a group, using the same procedure outlined above for general communications with the Board, except any such communication should be addressed to the presiding director or to the non-employee directors as a group, as appropriate. Mr. Textor has been chosen as the presiding director for 2015.

Codes of Conduct and Ethics and Corporate Governance Guidelines

Pursuant to NYSE and SEC rules, we have adopted a Code of Business Conduct and Ethics (“Code of Conduct”) that applies to all of our directors, officers and employees, and a Code of Ethics for Senior Financial Officers (“Code of Ethics”) that applies to our principal executive officer, principal financial officer, principal accounting officer and controllers.

You can access our Code of Conduct and Code of Ethics on our website at www.eogresources.com/about/corpgov.html, and any stockholder who so requests may obtain a copy of our Code of Conduct or Code of Ethics by submitting a written request to our Corporate Secretary. We intend to disclose any amendments to our Code of Conduct or Code of Ethics and any waivers with respect to our Code of Conduct or Code of Ethics granted to our principal executive officer, our principal financial officer, our principal accounting officer, any of our controllers or any of our other employees performing similar functions on our website at www.eogresources.com within four business days after the amendment or waiver. In such case, the disclosure regarding the amendment or waiver will remain available on our website for at least 12 months after the initial disclosure. There have been no waivers granted with respect to our Code of Conduct or our Code of Ethics to any such officers or employees.

Moreover, we have adopted, pursuant to NYSE rules, Corporate Governance Guidelines, which may be accessed on our website at www.eogresources.com/about/corpgov.html. Any stockholder may obtain a copy of our Corporate Governance Guidelines by submitting a written request to our Corporate Secretary.

REPORT OF THE AUDIT COMMITTEE

In connection with the fiscal year 2014 audited financial statements of EOG Resources, Inc. (“EOG”), the Audit Committee of the Board of Directors of EOG (1) reviewed and discussed the audited financial statements with EOG’s management; (2) discussed with EOG’s independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, “Communications with Audit Committees,” and Securities and Exchange Commission Regulation S-X, Rule 2-07; (3) received the written disclosures and the letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence; (4) discussed with the independent auditors the independent auditors’ independence; and (5) considered whether the provision of non-audit services by EOG’s principal auditors is compatible with maintaining auditor independence.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements for fiscal year 2014 be included in EOG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the United States Securities and Exchange Commission.

AUDIT COMMITTEE
Janet F. Clark, Chairperson
Charles R. Crisp
James C. Day
H. Leighton Steward
Donald F. Textor
Frank G. Wisner

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement relating to the 2015 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE
Charles R. Crisp, Chairman
Janet F. Clark
James C. Day
H. Leighton Steward
Donald F. Textor
Frank G. Wisner

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis section and in the executive compensation tables and notes thereto in the “Executive Compensation” section below, (1) “Named Officers” refers to William R. Thomas, our Chairman of the Board and Chief Executive Officer; Gary L. Thomas, our President and Chief Operating Officer; Timothy K. Driggers, our Vice President and Chief Financial Officer; Lloyd W. Helms, Jr., one of our Executive Vice Presidents, Exploration and Production; and Michael P. Donaldson, our Vice President, General Counsel and Corporate Secretary; (2) “peer group,” “peer companies” or similar phrases refers to the companies identified under “Compensation Process — Compensation Assessment Tools” below; (3) all stock information shown has been adjusted to reflect our two-for-one stock split (in the form of a stock dividend) which was effective March 31, 2014; and (4) certain of the measures referenced below and identified with an asterisk (*) are non-GAAP measures, for which reconciliations to comparable GAAP measures and related discussion is included in Annex A.

Executive Summary

The Compensation Committee (“Committee”) believes that our executive management team has created significant value for our stockholders by developing a more heavily weighted crude oil portfolio of resource plays, while maintaining our core natural gas assets. EOG continues to seize early-mover opportunities to add new plays to our portfolio, and we have a proven ability to develop them successfully. We are constantly refining our proprietary drilling and completion technology and processes to lower costs and improve well productivity. Under the leadership of our executive management team, EOG has enhanced shareholder value by delivering both high returns and long-term growth, an accomplishment that is unique in the energy industry. The following are key highlights of our achievements in 2014:

•	Delivered peer-leading total shareholder return of 10.3 percent, compared to a median peer group decline of 22.3 percent.

•	Increased the cash dividend on our Common Stock twice and completed a two-for-one stock split in the form of a stock dividend.

•	Delivered 31 percent year-over-year total company crude oil and condensate production growth and 17 percent total company production growth.

•	Realized 16 percent return-on-equity* (“ROE”) and 14 percent return-on-capital-employed* (“ROCE”).

•	Reported a 20 percent year-over-year increase in Adjusted Non-GAAP Net Income per Share* and a 14 percent year-over-year increase in Discretionary Cash Flow.*

•	Strengthened our balance sheet, ending the year with an 18 percent net debt-to-total capitalization ratio.*

•	Increased our net proved reserves 18 percent and replaced 273 percent of our production at low finding costs.

•	Continued to achieve outstanding performance from the Eagle Ford, Bakken and Delaware Basin.

Consistent with, and in recognition of, these achievements, the Committee awarded bonuses above target levels to each of our Named Officers for their 2014 performance. In addition, the Committee considered EOG’s strong company performance and individual growth in new leadership roles for certain of the Named Officers in increasing the size of the long-term incentive grants relative to prior-year grants. The Committee will consider the current commodity price environment when making 2015 compensation decisions.

Say-on-Pay Vote and Key Program Features

At our 2014 annual meeting of stockholders, the vast majority of our stockholders voted to approve our executive compensation program, with almost 97% approval among votes cast. Based on these voting results and the Committee’s periodic reviews of our executive compensation program, we did not make any significant changes to our executive compensation program for 2014. Our program continues to reflect an alignment with current governance trends, while maintaining a competitive compensation program with stockholder-friendly features such as:

•

A structured annual bonus plan that is tied to annual operational, financial and strategic goals, including individual bonus targets and weightings for each goal used to determine the bonuses, while preserving the Committee’s ability to qualitatively assess the performance of our Named Officers.

•

Significant alignment with our stockholders in the form of annual stock grants with long-service vesting requirements of five-year “cliff” vesting for performance units and restricted stock/restricted stock units (“RSUs”) and four-year ratable vesting for stock-settled stock appreciation rights (“SARs”).

•

A performance-based long-term incentive plan (consisting of grants of performance units) for our Named Officers based on our total stockholder return relative to our peers, adding a strong performance linkage to our long-term incentive awards.

•	Meaningful stock ownership requirements for the Named Officers.

•	Minimal perks and limited supplemental pension benefits.

•	No employment agreements.

•	Change-in-control protection that does not include a “single-trigger” severance benefit or excise tax “gross-up.”

•	The Committee’s engagement of an independent compensation consultant.

Compensation Objectives

Our executive compensation program is designed to attract and retain a highly qualified and motivated management team and appropriately reward individual executive officers for their contributions to the achievement of EOG’s key short-term and long-term goals. The Committee is guided by the following key principles in determining the compensation of our CEO and other Named Officers:

•

Competition Among Peers.    The Committee believes that our executive compensation program should reflect the competitive recruiting and retention conditions in the oil and gas industry, so that we can attract, motivate and retain top industry talent. The Committee references the middle range of compensation opportunities among our peer group, while considering other factors and individual situations that influence the attraction, motivation and retention of exceptional talent.

•

Accountability for Our Performance.    The Committee also believes that our executive compensation program should be tied, in part, to our operational, financial and strategic performance, so that our executive officers are held accountable through their compensation for the performance of EOG based on our achievement of certain pre-determined operational, financial and strategic goals.

•

Accountability for Individual Performance.    In addition, the Committee believes that our executive compensation program should be tied, in part, to each executive officer’s achievement of his pre- determined individual performance goals, to encourage and promote individual contributions to EOG’s overall performance.

•

Alignment with Stockholder Interests.    Moreover, the Committee believes that our executive compensation program should be tied, in part, to our stock price performance through grants of performance units, restricted stock/RSUs and SARs, to further align our executive officers’ interests with those of our stockholders.

Each of the components of our executive compensation program plays a unique role in meeting our compensation objectives:

Compensation Element	Role in Total Compensation
Base Salary	• Provides a competitive level of fixed compensation based on the individual’s role, experience, qualifications and performance
Annual Bonus

•    Aligns Named Officers with our annual operational, financial and strategic performance

•    Recognizes individual contributions to our annual performance

•    Communicates the Board’s evaluation of our annual performance

Long-Term Incentives – Performance Units (“PUs”), Restricted Stock/Units (“RS/RSUs”) and SARs

•    Aligns Named Officers with sustained long-term value creation

•    Creates a meaningful and sustained ownership stake in EOG

•    Fosters retention through forfeitable awards

•    Requires industry-competitive stock performance to achieve or surpass targeted compensation levels

Post-Termination Compensation and Benefits	• Provides a competitive level of income protection
Benefits – Retirement, Health and Welfare	• Provides financial security for various life events (e.g., disability or death) • Matches benefits generally provided to other EOG employees

The following charts illustrate the primary elements of compensation for our CEO and our other Named Officers and for the CEOs and other named executive officers of our peer group companies. Our CEO’s compensation package is more substantial than that of our other Named Officers. The Committee has determined that this difference is acceptable based on its comparison of the compensation packages awarded to the CEOs of our peer group companies. Our executive compensation program is generally more heavily weighted towards long-term equity compensation than our peer group, consistent with our belief that our executive compensation program should be tied, in part, to our stock price performance to further align the interests of our Named Officers with our stockholders.

CEO

OTHER NAMED OFFICERS

Source: Meridian’s North America Oil & Gas Exploration and Production Compensation Survey

Compensation Process

During each year, the Committee periodically reviews our executive compensation program and determines whether each component continues to promote our compensation objectives.

The Committee’s Decision-Making Process

The Committee oversees a rigorous process to set performance goals, evaluate progress toward such goals, monitor external trends, measure competitiveness and determine compensation outcomes. The Committee meets at least once per calendar quarter, with standing agenda items that support a disciplined process and address the responsibilities outlined in the Committee’s charter.

Each February, the Committee approves our operational, financial and strategic goals for that year based on recommendations and input from management. These approved company performance goals become the individual performance goals for our CEO. As discussed further below, our CEO establishes the individual performance goals for each of our other executive officers.

At the Committee’s subsequent meetings during the year, our CEO provides the Committee a detailed progress update on the performance goals approved in February. The Committee also receives and reviews updates on governance trends, regulatory changes and industry compensation matters at its meetings.

Each September, the Committee considers certain compensation actions for our Named Officers, including salary adjustments and annual long-term incentive awards. The Committee reviews industry compensation data and relevant external trends, along with an assessment of our progress toward our operational, financial and strategic goals and each Named Officer’s contributions toward our achievement of such goals, to determine the appropriate compensation actions.

At its meeting in the following first calendar quarter, the Committee considers a range of information to determine the appropriate annual bonuses for our CEO and other Named Officers, including:

•

Audited financial information to evaluate and certify the actual performance achieved as compared to the company performance goals and the financial performance goal stated in our Executive Officer Annual Bonus Plan.

•	Company performance relative to the company operational, financial and strategic goals established at the beginning of the prior year.

•	Individual officer performance relative to the individual performance goals established at the beginning of the prior year.

•

The prior year’s economic environment, commodity price fluctuations and other unforeseen influences (adverse or beneficial) that should be considered in the Committee’s evaluation of company and individual officer performance.

Role of Chief Executive Officer and Other Officers

The Committee considers input from our CEO in making determinations regarding our executive compensation program and the individual compensation of each executive officer, other than our CEO. Our CEO meets with each executive officer at the beginning of the year to identify and discuss individual performance goals related to the executive officer’s expected contribution to the achievement of our performance goals for the upcoming year. Our CEO provides performance feedback to each executive officer throughout the year and conducts a formal performance review with each executive officer at the end of the year. Our CEO and his officer team also provide information to the Committee regarding the performance of the company for the Committee’s determination of annual bonuses. The Committee makes the final determination of Named Officer compensation. Our CEO makes no recommendations regarding, and does not participate in discussions about, his own compensation.

Role of Independent Consultant

For 2014, the Committee continued its engagement of Meridian Compensation Partners LLC (“Meridian”) as its independent compensation consultant. Meridian reports solely to the Committee, and the Committee determines the scope of Meridian’s engagement, which includes:

•	Attending and participating in meetings of the Committee.

•	Providing input into compensation program design discussions and individual compensation actions, as needed.

•	Providing benchmarking (e.g., peer company) data on executive compensation for the Committee to use in its decision-making process.

•	Reviewing and providing feedback on our SEC filings relating to executive compensation, including our Compensation Discussion and Analysis disclosures.

•	Keeping the Committee apprised of trends and other developments affecting executive compensation.

Meridian meets periodically with members of EOG management in carrying out these duties. The Committee has evaluated the independence of Meridian based on the SEC’s factors affecting independence and has concluded that Meridian is independent and that there are no conflicts of interests associated with Meridian’s engagement.

Compensation Assessment Tools

In order to attract, motivate and retain talented executive officers, we must ensure that our executive compensation program remains competitive with the types and ranges of compensation paid by our peer companies who compete for the same executive talent. On an annual basis, the Committee reviews and discusses compensation data for our CEO and our other Named Officers as compared to compensation data for similarly situated executive officers at peer companies selected by the Committee.

The Committee selects peer companies with similar market capitalization and similar lines of business to EOG (i.e., independent exploration and production companies). The peer group changes from time to time as a result of fluctuations in company size, changes in the business lines of our peers, acquisitions, developments in the oil and gas industry and other factors. Due to industry changes, the Committee evaluated the peer group in 2014 with the assistance of Meridian and made the following adjustments:

•	Removed EnCana Corporation and Southwestern Energy Company due to their small size relative to EOG in terms of enterprise value, market capitalization and assets.

•	Added Hess Corporation and Pioneer Natural Resources Company as they more closely matched EOG’s current size in terms of enterprise value, market capitalization and assets.

As a result, the peer group used by the Committee in making 2014 compensation decisions consisted of the following independent exploration and production companies:

•	Anadarko Petroleum Corporation

•	Apache Corporation

•	Chesapeake Energy Corporation

•	Devon Energy Corporation

•	Hess Corporation

•	Marathon Oil Corporation

•	Noble Energy, Inc.

•	Pioneer Natural Resources Company

In September 2014, Meridian provided the Committee with a Top Officer Benchmarking Study based on Meridian’s North America Oil & Gas Exploration and Production Compensation Survey. The report provided information on the amounts, opportunities and forms of compensation used across our peer group. The Committee also reviewed data from a broader group of oil and gas exploration and production companies that included integrated oil and gas companies and other industry companies of varying sizes to validate the peer group data.

Executive Compensation Program for 2014

The following discussion describes the components of our executive compensation program and explains how we determined the amounts for our Named Officers.

Base Salary

The following table presents the base salaries and salary adjustments approved by the Committee for our Named Officers in 2014.

2014 Base Salaries and Salary Adjustments

Name	Base Salary as of December 31, 2013	Current Base Salary as of December 31, 2014	Percent Increase	Rationale
William R. Thomas	$825,000	$925,000	12.1%	Mr. W. Thomas’ salary was increased to $900,000 upon being named Chairman of the Board in January 2014. His salary was increased to $925,000 in September 2014 to bring him closer to the 50th percentile of the peer group.

Gary L. Thomas	$775,000	$835,000	7.7%	Mr. G. Thomas’ salary was increased in September 2014 to reflect his significant contribution to our performance.

Timothy K. Driggers	$450,000	$480,000	6.7%	Mr. Driggers’ salary was increased in September 2014 to bring him closer to the 50th percentile of the peer group.

Lloyd W. Helms, Jr.	$440,000	$470,000	6.8%	Mr. Helms’ salary was increased in September 2014 to bring him near the 50th percentile of the peer group.

Michael P. Donaldson	$440,000	$475,000	8.0%	Mr. Donaldson’s salary was increased in September 2014 to bring him closer to the 50th percentile of the peer group.

Annual Bonus

Our CEO and other Named Officers are eligible to receive annual bonuses under our stockholder-approved Executive Officer Annual Bonus Plan. We must achieve positive Adjusted Non-GAAP Net Income* (as reported in our year-end earnings release) for the payment of bonuses to our Named Officers under the Executive Officer Annual Bonus Plan, which ensures tax deductibility of any bonuses. The Committee certified the achievement of that financial performance goal for 2014.

The Committee believes that a subjective determination of bonus funding based on a retrospective evaluation of performance against specified goals yields the most appropriate bonus outcome. The Committee also believes that setting specific performance goals in advance helps establish important benchmarks and communicates EOG’s top priorities to its Named Officers and employees. In addition to or instead of the categories of performance goals listed below, the Committee in the future may establish performance goals based on other financial measures related to returns and revenues as well as operational and strategic goals relevant to our annual operating plan.

In a commodity business like ours, certain performance goals can lose their relevance with material fluctuations in commodity prices. In addition, strict adherence to established performance goals may also prevent us from modifying our business strategy during the year as appropriate. Accordingly, the Committee has the discretion to revise or modify the performance goals during the year to address material fluctuations in commodity prices, changes to our operating plan or business strategy and other factors.

The Committee established the following goals and weightings to evaluate our 2014 performance. The resulting subjective assessment of performance against each goal is also provided below.

Performance Goal		Weighting	Assessment	Result
Achieve a 20% after-tax rate of return* on capital expenditure program		25%	Exceeded a 20% after-tax rate of return* on $7.7 billion of capital expenditures	Exceeded

Achieve the following production and unit cost targets:		15%		Exceeded

•	286.5 MBbld crude oil and condensate production		Achieved 288.9 MBbld (31% growth)

•	74.0 MBbld natural gas liquids production		Achieved 80.3 MBbld (23% growth)

•	578.1 MBoed total production		Achieved 594.7 MBoed (17% growth)

•	$18.65/Boe DD&A		Actual DD&A – $18.43/Boe

•	$11.16/Boe LOE & Transportation Expense		Actual LOE & Transportation Expense – $11.01/Boe

•	$1.89/Boe G&A Expense		Actual G&A Expense – $1.85/Boe

•	$0.93/Boe Interest Expense		Actual Interest Expense – $0.93/Boe

Achieve top-half status in peer group in absolute stock price performance and forward-year cash flow multiple		10%	Finished first in peer group in both absolute stock price performance and forward-year cash flow multiple	Significantly Exceeded

Achieve a greater than 13% ROCE* and greater than 16% ROE*, in each case based on non-GAAP earnings		5%	Realized peer-leading 13.7% ROCE* and 16.4% ROE*	Exceeded

Maintain a year-end net debt-to-total capitalization ratio* of less than 25% and, by year-end, develop a preliminary 2015 funding plan		5%	Year-end net debt-to-total capitalization ratio* was 18%; 2015 funding plan developed	Significantly Exceeded

Strategic and other operational goals, such as:		40%		Exceeded

•	the sale of an aggregate $200 million in non-core assets;		Sold $569 million of non-core assets

•	improving EOG’s strong safety and environmental record; and		Reduced both the recordable safety incident rate and the crude oil spill rate

•	other strategic and operational goals		Announced significant new estimated reserves in our Eagle Ford and Rocky Mountains plays

Consistent with its determination of bonuses in prior years, the Committee applied the results above to the individual Named Officer bonus targets that were established for 2014 based on a review of peer group compensation data and to appropriately reflect each Named Officer’s contribution to the company’s achievement of its 2014 performance goals. Based on the results of the Committee’s assessment set forth above, the Committee awarded a bonus, paid entirely in cash, to each of the Named Officers for 2014 performance as follows:

2014 Annual Bonuses

Name	Salary as of 12-31-14	Bonus Target (as a % of Salary)		Performance Factor	Actual Bonus Paid ($)
William R. Thomas	$925,000	125	%(a)	138%	$1,600,000
Gary L. Thomas	$835,000	100%		144%	$1,200,000
Timothy K. Driggers	$480,000	80%		143%	$550,000
Lloyd W. Helms, Jr.	$470,000	90	%(a)	130%	$550,000
Michael P. Donaldson	$475,000	80%		145%	$550,000

(a)	The Committee increased the bonus target for Mr. W. Thomas (from 100% to 125%) and the bonus target for Mr. Helms (from 80% to 90%) to ensure the continued competitiveness of the annual bonus component of our executive compensation program with the programs of our peer companies and, in the case of Mr. W. Thomas, to take into account his new role as Chairman of the Board beginning in January 2014.

Long-Term Incentives

The long-term incentive component of our executive compensation program for our Named Officers in 2014 consisted of three vehicles:

•	Performance Units

•	Restricted Stock/RSUs

•	SARs

The table below summarizes the key features of each vehicle.

Vehicle	Purpose	Key Terms
Performance Units	• Reward our Named Officers based on EOG’s stock performance versus peers • Align the interests of our Named Officers with our stockholders • Emphasize our long-term strategy

•    Our total stockholder return is measured relative to the total stockholder return of our peer companies over the first three full calendar years of the five-year vesting period

•    Awards denominated and paid (upon vesting) in shares of our Common Stock

•    Stockholder return calculated using December average closing stock prices at beginning and end of performance period

•    0-200% of award may be earned based on EOG’s total stockholder return ranking relative to our peers with 100% of the award earned if EOG ranks at the median of the peer group. Payout scale provided below

•    “Cliff” vest five years from grant date

•    Dividends are subject to the applicable performance multiple and are credited to the holder and are paid at the expiration of the vesting period or forfeited if the performance units are forfeited

Restricted Stock/ RSUs

•    Align the interests of our Named Officers with our stockholders

•    Enhance the retention of our Named Officers

•    Emphasize our long-term strategy

•    May be issued in special situations to recognize achievements (for example, the discovery of significant oil and gas reserves)

•    “Cliff” vest five years from grant date

•    Dividends are credited to the holder and are paid at the expiration of the vesting period or forfeited if the restricted stock/RSUs are forfeited

•    RSUs are granted instead of restricted stock if the Named Officer is 62 years old or older or will reach age 62 prior to the grant’s vesting date, in order to avoid adverse tax consequences to the Named Officer under the Code

SARs	• Reward our Named Officers for increases in stockholder value • Align the interests of our Named Officers with our stockholders

•    Seven-year exercise period

•    SARs are settled in shares of our Common Stock based on the appreciation in value of the SAR based on the excess of the fair market value of our Common Stock on the date of exercise over the exercise price, net of applicable taxes

•    Vest over four years at 25% per year

The long-term incentive awards granted to each Named Officer are determined in September of each year (with grant dates established approximately two weeks after the date of Committee approval to allow time to administer the grants) based on the following factors:

•	Compensation data from our peer group for executives in similar positions.

•	An evaluation of our progress to-date towards achieving our pre-determined company performance goals.

•	Individual Named Officer contributions toward achievement of our performance goals.

•	The current amount of equity in place from previous years’ grants for each Named Officer for retention and incentive purposes.

Based on the factors described above, the Committee, in September 2014, granted to each of the Named Officers the long-term incentive awards set forth in the following table. The long-term incentive value for each Named Officer was allocated equally between performance units, restricted stock/RSUs and SARs.

2014 Long-Term Incentive Awards

Name	Approved Grant Value	Performance Unit Value	Number of Performance Units(a)	Restricted Stock/ RSU Value	Number of Shares of Restricted Stock/ RSUs(a)	SAR Value	Number of Securities Underlying SARs(b)
William R. Thomas	$8,000,000	$2,666,651	26,177	$2,666,651	26,177	$2,666,624	64,133
Gary L. Thomas	$6,300,000	$2,099,948	20,614	$2,099,948	20,614	$2,099,936	50,504
Timothy K. Driggers	$2,400,000	$799,985	7,853	$799,985	7,853	$799,950	19,239
Lloyd W. Helms, Jr.	$1,600,000	$533,289	5,235	$533,289	5,235	$533,258	12,825
Michael P. Donaldson	$2,145,000	$714,924	7,018	$714,924	7,018	$714,920	17,194

(a)	The number of shares of performance units and restricted stock/RSUs was based on the closing price of our Common Stock on the NYSE on September 29, 2014 of $101.87 per share (rounded down to a whole share). As noted in footnote (f) in the “Grants of Plan-Based Awards Table for 2014” below, the grant value per performance unit used for accounting purposes, estimated using the Monte Carlo simulation, was $119.27 per unit.

(b)	The number of SARs was based on a grant price of $101.87 and a RSU/SAR ratio of 2.45-to-1 (consistent with Section 4.2(c)(ii) of the 2008 Stock Plan). As noted in footnote (f) in the “Grants of Plan-Based Awards Table for 2014” below, the grant value per SAR used for accounting purposes, based on the Hull-White II binomial option pricing model, was $30.85 per share.

In order to further align the interests of our Named Officers with our stockholders, the performance units vest and pay out at the end of the five-year vesting period based on our total stockholder return performance relative to our peer group over the first three full calendar years of the vesting period, according to the following scale:

EOG Rank	Payout as Percent of Target
1	200%
2	175%
3	150%
4	125%
5	100%
6	75%
7	50%
8	25%
9	0%

Post-Termination Compensation and Benefits

The components of our post-termination compensation and benefits, and the events that trigger those benefits, are discussed under “Potential Payments Upon Termination of Employment or Change of Control”

below. Each Named Officer has a change of control agreement that provides benefits in the event of a change of control of EOG and subsequent qualified termination of their employment. The Committee believes that these change of control benefits, which are a significant component of our executive compensation program, are an appropriate retention device in a competitive market and believes that our Named Officers should be compensated if they (1) are involuntarily terminated (other than for cause) after a change of control of EOG or (2) voluntarily terminate their employment with EOG after a change of control of EOG under circumstances that constitute “good reason” (as defined in the change of control agreements).

Other Compensation and Benefits

Retirement Plans. For fiscal year 2014, we maintained our Savings and Retirement Plan, a defined contribution plan that qualified under Section 401(a) of the Code, under which we matched 100% of an employee’s pre-tax contributions up to 6% of the employee’s annual base salary, overtime pay (if any) and annual cash bonus, subject to applicable statutory limits. Under this plan, we also contribute an additional 3% to 9% (depending on an employee’s age and years of EOG service) of the employee’s annual base salary, overtime pay (if any) and annual cash bonus, subject to applicable statutory limits. In 2014, the contribution percentage for each of the Named Officers was 9%, except for Mr. Donaldson for whom the contribution percentage was 7%. We have no supplemental retirement benefits for our executive officers, other than the Make-Whole Contributions described under “Deferral Plan” below.

Deferral Plan. To allow certain key employees, including the Named Officers, to reduce their current compensation, thereby reducing current taxable income, we maintain the Deferral Plan under which a percentage of annual base salary, annual cash bonus and Savings and Retirement Plan refunds resulting from excess deferrals into our Savings and Retirement Plan may be deferred to a later specified date.

The Deferral Plan pays at-market mutual fund investment returns or treats deferrals as if they were invested in our Common Stock, based upon participant elections, and does not credit above-market or preferential earnings. EOG does not guarantee returns on deferrals or the principal amount of participants’ deferrals.

We may make contributions to the Deferral Plan on behalf of the Named Officers in the event of a reduction in benefits under our Savings and Retirement Plan due to either applicable statutory and/or plan earnings limits or because the Named Officer elects to defer annual base salary and/or annual cash bonus into the Deferral Plan. These contributions (“Make-Whole Contributions”) are intended to provide the entire contribution amount to the Named Officer’s retirement accounts as if there were no statutory or other limitations.

Perquisite Allowances. In 2014, Messrs. W. Thomas and G. Thomas each received a perquisite allowance equal to 3% of his respective annual base salary to be used for certain enumerated items. Messrs. Driggers, Helms and Donaldson each received an annual perquisite allowance of $2,600. The perquisite allowance is not “grossed up” to account for income taxes. We provide a perquisite allowance rather than pay for perquisites on an individual basis to lessen the administrative burden of documentation for individual items. Named Officers do not have to submit reimbursement requests for the enumerated items and are able to select among various perquisites as they believe appropriate.

Expatriation Imputed Income and Tax Equalization. In accordance with our Expatriate Policy Guide, which outlines benefits available to employees while on expatriate assignments, foreign tax payments were made in Canada on behalf of Mr. Helms for 2014 stock activity (RSU vesting and stock option exercises) that included stock grants awarded while Mr. Helms was on expatriate assignment in Canada. We use a common practice known as tax equalization to ensure that an employee on foreign assignment does not incur taxes in excess of what he or she would have incurred living and working in the U.S. The process includes a “gross-up” for payment of U.S. taxes on income resulting from the foreign assignment. The tax equalization calculation is performed by Ernst & Young LLP.

Matching Gifts. To encourage charitable giving, we will match charitable contributions or gifts given by any employee or director, up to $75,000 annually. We also match 100% of any contributions made under our company-wide annual United Way campaign. Named Officers may participate in this program to the same extent as all other employees.

Employee Stock Purchase Plan. Each Named Officer has the opportunity to participate in the EOG Resources, Inc. Employee Stock Purchase Plan (as amended, “ESPP”) to the same extent as all other employees. The ESPP allows employees to purchase our Common Stock at a 15% discount to the closing price of our Common Stock as of certain dates, with no commission or fees, subject to certain limitations specified in the ESPP.

Medical, Fitness/Wellness, Vacation/Personal Time, Life and Disability Plans. Each Named Officer participates in the same benefit plans available to all of our employees. We have no executive officer medical, fitness/wellness, vacation/personal time, life or disability plans.

Sporting Event Tickets. We provide tickets to local sporting events for use by all employees. Executive officers, including the Named Officers, have first priority on the use of these tickets.

Service Awards. Named Officers participate in our service award program that recognizes years of service provided to EOG to the same extent as all other employees.

Subsidized Parking. We offer subsidized parking to all of our employees in Houston, Texas. Income is imputed for the amount of the parking subsidy that exceeds the maximum allowable as a nontaxable fringe benefit under the Code. The imputed income does not include “gross-ups” to account for income taxes.

Other Compensation Matters

Tax and Accounting Considerations

In setting the components of our executive compensation program, the Committee considers the impact of the following tax and accounting provisions:

Code Section 162(m). Section 162(m) of the Code generally disallows a tax deduction for a fiscal year to public companies for compensation over $1 million paid individually to the principal executive officer and the three most highly compensated executive officers of a company (other than the principal executive officer or the principal financial officer), as reported in that company’s most recent proxy statement. Qualifying performance- based compensation is not subject to the deduction limit if certain requirements are met. The performance unit and SAR components of our long-term incentive compensation and awards made under our Executive Officer Annual Bonus Plan are intended to comply with the statute. The Committee is committed to preserving the deductibility of compensation under Section 162(m) whenever practicable, but does grant awards that are non-deductible, such as restricted stock/RSUs, when it believes such grants are in the best interests of EOG and our stockholders.

Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Stock Compensation” (“ASC Topic 718”). ASC Topic 718 requires a public company to measure the cost of employee services received in exchange for an award of equity based on the grant date fair value of the award. Our equity awards to the Named Officers (and to our other employees) are structured to maintain the appropriate equity accounting treatment.

Code Section 409A. Section 409A of the Code provides that deferrals of compensation under a nonqualified deferred compensation plan or arrangement are to be included in an individual’s current gross income to the extent that such deferrals are not subject to a substantial risk of forfeiture and have not previously been included in the individual’s gross income, unless certain requirements are met. We structure our Deferral Plan, stock plans, change of control agreements, severance plans and agreements and other incentive plans and agreements, each to the extent they are subject to Section 409A, to be in compliance with Section 409A. We do not currently grant any discounted stock options to which Section 409A may apply.

Code Sections 280G and 4999. The change of control agreements in effect for our executive officers provide that, upon a change of control, we will either (i) reduce the amount of severance benefits otherwise payable to the executive officer so that such severance benefits will not be subject to excise tax for purposes of Code Sections 280G and 4999 or (ii) pay the full amount of severance benefits to the executive officer (but with no tax “gross- up”), whichever produces the better after-tax result for the executive officer (often referred to as the “best-of-net” approach).

Stock Ownership Guidelines

The Committee believes that it is in the best interests of our stockholders for all of our executive officers to maintain a significant ownership position in EOG. Therefore, the Committee has established stock ownership guidelines ranging from 8,000 shares for Vice Presidents to 160,000 shares for our CEO. Each Named Officer currently satisfies these guidelines.

Anti-Hedging Policy Statement and Insider Trading Policy

EOG’s Insider Trading Policy prohibits hedges or short sales of EOG stock by EOG directors and Section 16 officers (including the Named Officers). In addition to our Insider Trading Policy, all transactions involving EOG stock must comply with EOG’s Code of Conduct and applicable law, including the public reporting provisions of Section 16 of the Exchange Act. Under our Code of Conduct, officers and employees are prohibited from trading in EOG stock when in possession of material, non-public information about EOG.

Our Insider Trading Policy also provides that any director or Section 16 officer shall not hold EOG securities in a margin account or pledge (with certain limited exceptions) such securities as collateral for a loan. The limited exception to this prohibition is in instances where a director or Section 16 officer wishes to pledge his or her EOG securities as collateral for a personal loan (other than a margin loan to purchase additional EOG securities) and clearly demonstrates the financial ability to repay the loan without resort to the pledged securities. Any such exception must be submitted to our CEO or General Counsel for approval. In the limited circumstance where an exception is granted, EOG’s stock ownership guidelines specifically provide that any pledged stock is not counted in determining compliance with such ownership guidelines. However, none of our Section 16 officers or directors has pledged EOG securities as collateral for a loan pursuant to this exception under our Insider Trading Policy.

Clawback Policies

Other than legal requirements under the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), we currently do not have any policies in place regarding the adjustment or recovery of compensation payments or awards in the event that we are required to restate our financial statements. We believe that our accounting practices are conservative and, moreover, we have not been required to restate our financial statements at any time since becoming an independent company in 1999. Under the Sarbanes-Oxley Act, our CEO and CFO may be subject to clawbacks in the event of a restatement. Thus, the Committee has not deemed any additional recoupment policies to be necessary. We will continue to monitor regulations and trends in this area.

Compensation Risk Assessment

The Committee has reviewed the relationship between our risk management policies and compensation policies and practices and concluded that we do not have any compensation policies or practices that expose us to risks that are reasonably likely to have a material adverse effect on EOG.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes certain information regarding compensation paid or accrued during 2014, 2013 and 2012 to the Named Officers.

Name and Principal Position	Fiscal Year	Salary ($)(a)	Bonus ($)	Stock Awards ($)(b)	SAR Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)(d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(e)	All Other Compensation ($)(f)	Total ($)
William R. Thomas Chairman of the Board and Chief Executive Officer	2014 2013 2012	$906,731 775,000 690,385		$5,788,782 4,814,318 4,012,265	$1,978,503 1,763,659 1,355,883	$1,600,000 1,200,000 942,500		$274,441 198,931 263,715	$10,548,457 8,751,908 7,264,748

Gary L. Thomas(g) President and Chief Operating Officer	2014 2013 2012	$791,154 740,385 690,385		$4,558,580 4,230,820 4,012,265	$1,558,048 1,549,845 1,355,883	$1,200,000 1,100,000 942,500		$454,479 280,862 257,193	$8,562,261 7,901,912 7,258,226

Timothy K. Driggers Vice President and Chief Financial Officer	2014 2013 2012	$458,077 432,692 407,693		$1,736,612 1,604,896 1,660,177	$593,523 587,794 564,951	$550,000 470,000 425,000		$160,793 115,670 116,441	$3,499,005 3,211,052 3,174,262

Lloyd W. Helms, Jr. Executive Vice President, Exploration and Production	2014 2013	$448,077 419,231		$1,157,668 1,160,413	$395,651 320,555	$550,000 440,000		$146,342 1,157,162	$2,697,738 3,497,361

Michael P. Donaldson Vice President, General Counsel and Corporate Secretary	2014 2013 2012	$449,423 419,231 356,846		$1,551,961 1,312,962 1,307,492	$530,435 480,998 322,013	$550,000 490,000 410,000		$167,407 75,638 81,679	$3,249,226 2,778,829 2,478,030

(a)	Amounts represent annual base salary received by the Named Officers. EOG’s employees are paid on a bi-weekly basis and generally receive twenty-six paychecks per calendar year.

(b)	Amounts represent (1) the grant date fair value of restricted stock/RSU awards under the terms of the 2008 Stock Plan based on the closing price of our Common Stock on the NYSE on the date of grant, including a grant made to Mr. Helms in 2013 in lieu of cash for his annual bonus for the prior year (i.e., 2013 amount includes restricted stock awarded in March 2013 for 2012 performance); and (2) the grant date fair value of performance units, estimated using the Monte Carlo simulation. For a discussion of the assumptions used, see footnote (f) in the “Grants of Plan-Based Awards Table for 2014” below.

(c)	Amounts represent the grant date fair value of SAR awards under the terms of the 2008 Stock Plan estimated using the Hull-White II binomial option pricing model. For a discussion of the assumptions used, see footnote (f) in the “Grants of Plan-Based Awards Table for 2014” below.

(d)	Amounts represent cash bonuses paid under the Executive Officer Annual Bonus Plan. See “Executive Compensation Program for 2014 — Annual Bonus” above for further discussion regarding the bonuses paid for 2014 performance.

(e)	As discussed above, we maintain the Deferral Plan under which a percentage of annual base salary, annual bonus and Savings and Retirement Plan refunds resulting from excess deferrals into our Savings and Retirement Plan may be deferred to a later specified date. Since the Deferral Plan does not credit above-market or preferential earnings, no earnings have been reported.

(f)	All Other Compensation for 2014 consists of:

•

Matching contributions under the Savings and Retirement Plan, our retirement contributions on behalf of each Named Officer to the Savings and Retirement Plan and our Make-Whole Contributions on behalf of each Named Officer to the Deferral Plan, as follows: Mr. W. Thomas, $170,625; Mr. G. Thomas, $254,458; Mr. Driggers, $130,679; Mr. Helms, $121,910; and Mr. Donaldson, $73,996.

•

Perquisites and other personal benefits consisting of (1) cash perquisite allowances for each of the Named Officers, including $27,202 for Mr. W. Thomas and $23,735 for Mr. G. Thomas; (2) imputed income resulting from foreign tax payments related to an EOG-requested foreign assignment for Mr. Helms and a “gross-up” for payment of U.S. taxes; (3) flex dollars provided to each of the Named Officers to be used to pay for medical, dental, vision, employee life and accidental death and dismemberment coverage on a pre-tax basis; (4) use of EOG’s sporting event tickets by Mr. Helms; (5) charitable matching contributions made by EOG for each of the Named Officers as follows: Mr. W. Thomas, $39,500; Mr. G. Thomas, $91,000; Mr. Driggers, $18,100; and Mr. Donaldson, $70,250; (6) expenses for spouse travel for Messrs. W. Thomas, Helms and Donaldson (including a “gross-up” for payment of taxes); (7) service award paid to Mr. W. Thomas for 35 years of service to EOG; (8) payment of a $45,000 regulatory filing fee on behalf of Mr. G. Thomas (and a related “gross-up” for payment of taxes of $30,630); (9) parking allowance for each of the Named Officers; and (10) fitness/wellness expense reimbursements for Messrs. G. Thomas, Helms and Donaldson.

(g)	Mr. G. Thomas was appointed to the additional position of President, effective as of March 4, 2015.

Grants of Plan-Based Awards Table for 2014

The following table summarizes certain information regarding grants made to each of the Named Officers during 2014 under any plan.

Name	Approval Date (a)	Grant Date (b)	Estimated Possible Payments under Non-Equity Incentive Plan Awards			Estimated Future Payments under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units #	All Other SAR Awards; Number of Securities Underlying SARs (#)(e)	FMV	Exercise or Base Price of SAR Awards ($/Sh)	FMV	Grant Date Fair Value of Stock and SAR Awards($)(f)
			Threshold ($)	Target ($)	Maximum ($)(c)	Threshold (#)	Target (#)(d)	Maximum (#)(d)
William R. Thomas	09/22/14	09/29/14							26,177		$101.87			$2,666,651
	09/22/14	09/29/14								64,133		$101.87	$30.85	$1,978,503
	09/22/14	09/29/14				0	26,177	52,354			$119.27			$3,122,131
			0	$1,156,250	$3,000,000
Gary L. Thomas	09/22/14	09/29/14							20,614		$101.87			$2,099,948
	09/22/14	09/29/14								50,504		$101.87	$30.85	$1,558,048
	09/22/14	09/29/14				0	20,614	41,228			$119.27			$2,458,632
			0	$835,000	$3,000,000
Timothy K. Driggers	09/22/14	09/29/14							7,853		$101.87			$799,985
	09/22/14	09/29/14								19,239		$101.87	$30.85	$593,523
	09/22/14	09/29/14				0	7,853	15,706			$119.27			$936,627
			0	$384,000	$3,000,000
Lloyd W. Helms, Jr.	09/22/14	09/29/14							5,235		$101.87			$533,289
	09/22/14	09/29/14								12,825		$101.87	$30.85	$395,651
	09/22/14	09/29/14				0	5,235	10,470			$119.27			$624,378
			0	$423,000	$3,000,000
Michael P. Donaldson	09/22/14	09/29/14							7,018		$101.87			$714,924
	09/22/14	09/29/14								17,194		$101.87	$30.85	$530,435
	09/22/14	09/29/14				0	7,018	14,036			$119.27			$837,037
			0	$380,000	$3,000,000

(a), (b)	Grant dates are set approximately two weeks after the date the grants are approved by the Committee to allow time for individual managers to allocate approved pools to employees. The Committee determines the grant amount for each Named Officer to be granted on the same future grant date as other employees.

(c)	The maximum individual award under our stockholder-approved Executive Officer Annual Bonus Plan is $3,000,000. The award amounts paid to the Named Officers in respect of 2014 performance under the Executive Officer Annual Bonus Plan are set forth in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.

(d)	As set forth in the payout scale on page 23, a performance multiple of 0% to 200% will be applied to the performance unit amounts granted based on EOG’s “Total Shareholder Return” (as defined in the grant agreements) over the three-year performance period of the awards relative to the Total Shareholder Return of each of our peer companies over the performance period. Performance units “cliff” vest five years from the date of grant.

(e)	SARs vest at the cumulative rate of 25% per year, commencing on the first anniversary of the date of grant.

(f)	The grant date fair value for restricted stock/RSUs (which “cliff” vest five years from the date of grant) represents the closing price of our Common Stock on the NYSE on September 29, 2014 of $101.87 per share. The grant date fair value of the performance units is estimated using the Monte Carlo simulation. We used the following assumptions for the performance units awarded on September 29, 2014: an expected volatility of 32.18% over a 3.26-year period preceding the valuation date and a risk-free interest rate of 1.18%. Based on the Monte Carlo simulation, using the above assumptions, the value of the performance units was $119.27 per unit. The grant date fair value of each SAR grant is estimated using the Hull-White II binomial option pricing model. We used the following assumptions for the SARs awarded on September 29, 2014: a dividend yield of 0.61%, expected volatility of 35.26%, a risk-free interest rate of 0.96% and a weighted-average expected life of 5.24 years. Based on the Hull-White II binomial option pricing model, using the above assumptions, the value of the SARs granted was $30.85 per share. The actual value, if any, a recipient may realize will depend on the excess of our stock price over the exercise price on the date the SARs are exercised.

Material Terms of Plan-Based Awards

The vesting schedule of all restricted stock/RSUs, performance units and SARs awarded to the Named Officers is described under footnotes (d), (e) and (f) to the “Grants of Plan-Based Awards Table for 2014” above. In accordance with the 2008 Stock Plan, unvested restricted stock/RSUs and performance units shall vest or be forfeited upon termination of employment, based on the reasons for separation, as set forth in each grant agreement. See “Potential Payments Upon Termination of Employment or Change of Control” and “Potential Payments Upon Termination of Employment or Change of Control Table” below for a discussion of the termination provisions with respect to restricted stock/RSUs and performance units grants made to our Named Officers.

No dividends or other distributions will be delivered on unvested restricted stock/RSUs or performance units, but the value of any dividends or distributions declared on our Common Stock will be credited by us to the account of the Named Officer (with no interest) with respect to those unvested shares or units. When the restricted stock/RSUs or performance units vest, we will deliver the accumulated dividends or distributions attributable to such shares or units to the respective Named Officer in cash. The value of dividends and distributions are forfeited under the same circumstances that the restricted stock/RSUs and performance units are forfeited upon termination of employment, based on the reasons for separation, as set forth in each grant agreement. At no time during 2014 were any outstanding awards re-priced or otherwise modified. Moreover, there are no market-based conditions applicable to any of the awards described above, except in respect of the grants of performance units described above.

Outstanding Equity Awards at 2014 Fiscal Year-End Table

The following table summarizes certain information regarding unexercised stock options/SARs, unvested restricted stock/RSUs and unvested performance units outstanding as of December 31, 2014 for each of the Named Officers.

Name	Stock Option/SAR Awards					Stock Awards
	Number of Securities Underlying Unexercised Stock Options/SARs Exercisable (#)	Number of Securities Underlying Unexercised Stock Options/SARs Unexercisable (#)		Stock Option/SAR Exercise Price ($)	Stock Option/SAR Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(a)
William R. Thomas	20,000	—		$44.405	09/17/2015	196,567	(g)	$18,097,924	80,697	$7,429,773
	20,000	—		$40.930	09/18/2016
	20,000	—		$46.055	09/24/2017
	107,115	35,705	(c)	$41.715	09/21/2018
	35,580	35,580	(d)	$56.210	09/25/2019
	15,961	47,883	(e)	$84.430	09/23/2020
	—	64,133	(f)	$101.870	09/29/2021
Gary L. Thomas	30,000	—		$44.405	09/17/2015	206,857	(h)	$19,045,324	71,976	$6,626,830
	30,000	—		$40.930	09/18/2016
	150,150	—		$46.055	09/24/2017
	107,115	35,705	(c)	$41.715	09/21/2018
	35,580	35,580	(d)	$56.210	09/25/2019
	14,026	42,078	(e)	$84.430	09/23/2020
	—	50,504	(f)	$101.870	09/29/2021
Timothy K. Driggers	37,935	12,645	(c)	$41.715	09/21/2018	71,695	(i)	$6,600,959	28,399	$2,614,696
	14,825	14,825	(d)	$56.210	09/25/2019
	5,319	15,959	(e)	$84.430	09/23/2020
	—	19,239	(f)	$101.870	09/29/2021
Lloyd W. Helms, Jr.	9,750	—		$40.930	09/18/2016	32,929	(j)	$3,031,773	9,973	$918,214
	9,000	—		$46.055	09/24/2017
	12,000	4,000	(c)	$41.715	09/21/2018
	6,000	12,000	(d)	$56.210	09/25/2019
	2,901	8,703	(e)	$84.430	09/23/2020
	—	12,825	(f)	$101.870	09/29/2021
Michael P. Donaldson	1,766	—		$46.055	09/24/2017	44,516	(k)	$4,098,588	20,884	$1,922,790
	1,000	3,000	(c)	$41.715	09/21/2018
	4,226	8,450	(d)	$56.210	09/25/2019
	4,353	13,059	(e)	$84.430	09/23/2020
	—	17,194	(f)	$101.870	09/29/2021

(a)	The value of unvested restricted stock/RSUs and unvested performance units is based on the closing price of our Common Stock on the NYSE of $92.07 per share on December 31, 2014.

(b)	Unit amounts shown (1) represent the aggregate number of performance units granted on September 25, 2012, September 23, 2013 and September 29, 2014 and (2) assume we achieve a median “Total Shareholder Return” (as defined in the grant agreements) (i.e., a 100% performance multiple) over the three-year performance period of the awards relative to the Total Shareholder Return of each of our peer companies over the performance period. As set forth in the payout scale on page 23, if our Total Shareholder Return over the performance period is below or above the median of our peer companies, a performance multiple of 0% to 200% will be applied to the unit amounts shown. Assuming continued employment, these unvested awards of performance units will each vest on September 25, 2017, September 23, 2018 and September 29, 2019, respectively. See “Executive Compensation Program for 2014 – Long-Term Incentives” above and the “Grants of Plan-Based Awards Table for 2014” above for additional discussion.

(c)	The unexercisable stock options/SARs vest 100% on September 21, 2015.

(d)	The unexercisable SARs vest 50% on September 25, 2015 and 50% on September 25, 2016.

(e)	The unexercisable SARs vest in one-third increments on September 23, 2015, September 23, 2016 and September 23, 2017.

(f)	The unexercisable SARs vest in 25% increments on September 29, 2015, September 29, 2016, September 29, 2017 and September 29, 2018.

(g)	Assuming continued employment, the unvested RSUs will vest as follows: 4,446 on March 1, 2015; 19,221 on September 24, 2015; 24,028 on January 12, 2016; 7,817 on March 8, 2016; 54,904 on September 21, 2016; 8,594 on March 6, 2017; 27,356 on September 25, 2017; 25,042 on September 23, 2018 and 25,159 on September 29, 2019. Of the unvested units, 20,857 were granted in connection with annual bonuses.

(h)	Assuming continued employment, the unvested RSUs will vest as follows: 8,366 on March 1, 2015; 54,310 on September 24, 2015; 9,942 on March 8, 2016; 55,850 on September 21, 2016; 8,744 on March 6, 2017; 27,828 on September 25, 2017; 22,006 on September 23, 2018 and 19,811 on September 29, 2019. Of the unvested units, 27,052 were granted in connection with annual bonuses.

(i)	Assuming continued employment, the unvested restricted stock will vest as follows: 2,534 on March 1, 2015; 13,900 on September 24, 2015; 3,110 on March 8, 2016; 20,232 on September 21, 2016; 3,520 on March 6, 2017; 11,860 on September 25, 2017; 8,686 on September 23, 2018 and 7,853 on September 29, 2019. Of the unvested shares, 9,164 were granted in connection with annual bonuses.

(j)	Assuming continued employment, the unvested restricted stock/RSUs will vest as follows: 6,000 on February 13, 2017; 2,926 on March 6, 2017; 9,600 on September 25, 2017; 4,430 on March 11, 2018; 4,738 on September 23, 2018 and 5,235 on September 29, 2019. Of the unvested shares/units, 7,356 were granted in connection with annual bonuses.

(k)	Assuming continued employment, the unvested restricted stock will vest as follows: 1,372 on March 1, 2015; 6,400 on September 24, 2015; 1,000 on January 18, 2016; 1,552 on March 8, 2016; 4,800 on September 21, 2016; 1,508 on March 6, 2017; 7,000 on May 1, 2017; 6,760 on September 25, 2017; 7,106 on September 23, 2018 and 7,018 on September 29, 2019. Of the unvested shares, 4,432 were granted in connection with annual bonuses.

Stock Option/SAR Exercises and Restricted Stock/RSU Vestings Table for 2014

The following table summarizes certain information regarding exercises of stock options/SARs and vestings of restricted stock/RSUs during 2014 for each of the Named Officers. There were no vestings of performance units during 2014 for any of the Named Officers.

	Stock Options/SAR Awards		Restricted Stock/RSU Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
William R. Thomas	16,000	$1,129,680	44,198	(a)	$4,357,906	(a)
Gary L. Thomas	25,000	$1,968,375	109,641	(a)	$10,693,889	(a)
Timothy K. Driggers	63,000	$3,696,289	14,362		$1,442,385
Lloyd W. Helms, Jr.	4,750	$282,601	8,000		$736,560
Michael P. Donaldson	2,000	$107,190	17,182		$1,719,147

(a)

Includes 7,958 shares and 803 shares for Messrs. W. Thomas and G. Thomas, respectively, with an aggregate value (as of the vesting date) of $679,136 and $68,528, respectively, which were withheld by EOG in connection with the accelerated vesting in December 2014 of certain previously awarded RSU grants. Pursuant to the 2008 Stock Plan, the value of all then-outstanding unvested RSUs must be reported as income for Federal Insurance Contributions Act (“FICA”) purposes in the year in which an employee becomes retirement-eligible (i.e., age 62 with at least 5 years of service with EOG), which was applicable to

Mr. W. Thomas in 2014. Once retirement-eligible, RSUs granted in a given year must be reported as income in the year of grant for FICA purposes, which was applicable to Mr. G. Thomas in 2014. Therefore, such shares were withheld to satisfy the 2014 FICA and related federal tax withholding obligations of Messrs. W. Thomas and G. Thomas.

Pension Benefits

We currently have no defined benefit pension plans covering any of the Named Officers.

Nonqualified Deferred Compensation Table for 2014

The following table provides certain information regarding the deferral of compensation by our Named Officers under our Deferral Plan. The Deferral Plan is our only defined contribution plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in 2014 ($)(a)	Registrant Contributions in 2014 ($)(b)	Aggregate Earnings/ (Loss) in 2014 ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 2014 Year End ($)(d)
William R. Thomas	$0	$128,532	$46,519		$1,695,922
Gary L. Thomas	$105,558	$210,394	$248,930		$4,317,131
Timothy K. Driggers	$67,200	$89,524	$68,636		$988,431
Lloyd W. Helms, Jr.	$53,285	$80,961	$37,501		$573,177
Michael P. Donaldson	$29,400	$39,252	$(889)		$84,411

(a)	Of these amounts, 100% are reported in the “Salary” column (for 2014) of the “Summary Compensation Table” above. The amount invested in a phantom stock account for each of the Named Officers is: Mr. W. Thomas, $0; Mr. G. Thomas, $105,558; Mr. Driggers, $0; Mr. Helms, $6,600; and Mr. Donaldson, $29,400.

(b)	Of these amounts, 100% are reported in the “All Other Compensation” column (for 2014) of the “Summary Compensation Table” above. The amount invested in a phantom stock account for each of the Named Officers is: Mr. W. Thomas, $0; Mr. G. Thomas, $210,934; Mr. Driggers, $0; Mr. Helms, $0; and Mr. Donaldson, $39,252.

(c)	Amounts included in this column do not include above-market or preferential earnings (of which there were none) and, accordingly, these amounts are not included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column (for 2014) of the “Summary Compensation Table” above.

(d)	The amount of the aggregate balance as of December 31, 2014 that has been contributed by each of the Named Officers and shown as compensation in the “Summary Compensation Table” for previous years (prior to 2014) for each of the Named Officers is: Mr. W. Thomas, $0; Mr. G. Thomas, $1,067,499; Mr. Driggers, $129,000; Mr. Helms, $63,154; and Mr. Donaldson, $0. The amount of the aggregate balance as of December 31, 2014 that has been contributed by EOG and shown as compensation in the “Summary Compensation Table” for previous years (prior to 2014) for each of the Named Officers is: Mr. W. Thomas, $258,070; Mr. G. Thomas, $1,277,927; Mr. Driggers, $253,953; Mr. Helms, $53,923; and Mr. Donaldson, $16,999. The amount of the aggregate balance as of December 31, 2014 invested in a phantom stock account for each of the Named Officers is: Mr. W. Thomas, $0; Mr. G. Thomas, $2,363,407 (25,670 shares); Mr. Driggers, $0; Mr. Helms, $64,928 (705 shares); and Mr. Donaldson, $84,411 (917 shares).

Under our Deferral Plan, each Named Officer can elect to defer up to 50% of his annual base salary, up to 100% of his annual cash bonus and/or Savings and Retirement Plan refunds resulting from excess deferrals into our Savings and Retirement Plan. Deferral elections are irrevocable and generally must be made prior to the first day of the calendar year during which the compensation would be earned.

Deferrals are invested into either (1) a flexible deferral account, in which deferrals are treated as if they had been invested into various investment funds as directed by the participant and in which returns vary based on the performance of the funds; or (2) a phantom stock account, in which deferrals are treated as if such amounts are used to purchase our Common Stock at the closing price on the date such deferred compensation would otherwise have been paid, and includes reinvestment of dividends.

Participants in the Deferral Plan may elect a lump-sum payout or annual installment payout for up to 15 years following their separation from service, disability or death. If a participant elects to defer funds into a phantom stock account, distributions will be made in shares of our Common Stock. A participant may also elect to receive his account balance in a lump sum upon a change of control of EOG (as defined in the Deferral Plan).

A participant may receive an in-service distribution in the following ways:

•

through a special deferral account, under which distribution of all or a part of a participant’s account balance can be made over a period of one to five years beginning after the first anniversary of the election; or

•

through a hardship distribution, in which the administrative committee responsible for administering the plan (in its sole discretion) grants the participant’s request for a distribution based on unforeseeable circumstances causing urgent and severe financial hardship for the participant.

Employment Agreements

EOG does not have employment agreements with any of its Named Officers. All Named Officers serve at the discretion of the Board and receive compensation as determined from time to time by the Committee under our broad-based plans and programs as described under “Compensation Discussion and Analysis” above.

Potential Payments Upon Termination of Employment or Change of Control

If the employment of any of our Named Officers terminates, other than as a result of a change of control of EOG, the EOG Resources, Inc. Severance Pay Plan (“Severance Pay Plan”), which covers all full-time EOG employees, would govern any payments to be received.

Each of our Named Officers has entered into a change of control agreement with us. If a change of control of EOG occurs and a Named Officer is terminated, the terms of the Named Officer’s change of control agreement, along with our retention bonus plan described under “Payments Made Upon a Change of Control — Retention Bonus Plan” below, would govern any payments to be received.

In accordance with our 2008 Stock Plan, upon termination of employment, unvested restricted stock/RSUs and unvested performance units shall either vest or be forfeited, and unvested SARs shall either vest and be fully exercisable or be forfeited, based on the reasons for termination, as set forth in each grant agreement and as further described below.

Payments Made Upon Termination Under Our Severance Pay Plan

The following describes payments to be received under our Severance Pay Plan in the event of termination of employment for the specified reason.

Involuntary Termination. Eligible employees who are terminated by EOG as a result of business circumstances or reorganization will receive up to the sum of one week of base salary for each year of EOG service (or portion thereof), and one week of base salary for each $10,000 (or portion thereof) of base salary, up to a maximum severance benefit of 26 weeks of base salary. Eligible employees who are terminated by EOG for failure to meet performance objectives or standards will receive up to one week of base salary for each year of

EOG service (or portion thereof), up to a maximum severance benefit of six weeks of base salary. In both circumstances, the amount of severance will be doubled if the employee signs a waiver and release of claims. The total amount of severance paid may not exceed 52 weeks of base salary. Severance will be paid in a lump sum.

Cause. Employees terminated for cause are not eligible for severance pay.

Voluntary Termination; Disability or Death. Severance benefits are not payable in the event of voluntary termination or in the event of disability or death.

Payments Made Upon a Change of Control

In the event of a change of control of EOG, each Named Officer is entitled to the following benefits.

Change of Control Agreements. Each Named Officer has entered into a change of control agreement with us. Under each change of control agreement, “change of control” is defined as:

•

the acquisition by any person of beneficial ownership of 20% or more of either (A) the then-outstanding shares of our Common Stock or (B) the combined voting power of our then-outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”); provided, however, that the following acquisitions will not constitute a change of control: (1) any acquisition directly from us, (2) any acquisition by us, (3) any acquisition by any employee benefit plan sponsored by us or any of our affiliates, (4) any acquisition by any corporation that complies with subclauses (A), (B) and (C) of the third bullet point below or (5) an acquisition by a Qualified Institutional Investor (as defined in each change of control agreement);

•

individuals who constituted the Board as of May 3, 2005 (“Incumbent Directors”) ceasing for any reason to constitute at least a majority of the Board, provided that any individual who becomes a director after May 3, 2005 shall be deemed to be an Incumbent Director if their election, or nomination for election by our stockholders, was approved by a vote of at least a majority of the then-Incumbent Directors (except in certain circumstances);

•

consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of our assets or the acquisition of the assets or stock of another entity (“Business Combination”), other than a Business Combination (A) which would result in all or substantially all of the persons that were beneficial owners of our Common Stock and Voting Securities outstanding immediately prior to the Business Combination continuing to beneficially own more than 60% of the then-outstanding shares of the common stock and the combined voting power of the then-outstanding Voting Securities, as the case may be, of the corporation resulting from such Business Combination, in substantially the same proportions as their ownership immediately prior to the Business Combination, (B) in which no person is or becomes the beneficial owner of 20% or more of the then-outstanding shares of the common stock or the combined voting power of the then-outstanding Voting Securities of the corporation resulting from such Business Combination, except to the extent that such ownership existed prior to the Business Combination and (C) in which at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of our Board at the time of the execution of the initial agreement or the action of the Board providing for such Business Combination; or

•	approval by our stockholders of a complete liquidation or dissolution of EOG.

Under each change of control agreement, if a Named Officer’s employment is terminated within two years after a change of control of EOG, by us for any reason (other than for cause or by reason of death, disability or retirement) or by the Named Officer under circumstances defined in the agreement as “good reason,” then, the Named Officer will receive:

•	the Named Officer’s annual base salary and compensation for earned but unused vacation time accrued through the termination date but not previously paid to the Named Officer;

•

a severance benefit of 2.99 times his annual base salary plus two times his target annual bonus, each as in effect immediately prior to the change of control or, if increased, immediately prior to the termination date;

•

retirement contributions and matching contributions under our Savings and Retirement Plan that would have been made if the Named Officer had continued to be employed for three years following the date of termination and, in the case of the Savings and Retirement Plan matching amounts, assuming that the Named Officer had continued to contribute to the Savings and Retirement Plan during such three-year period at his then-current contribution level;

•

up to three years of uninterrupted participation in our medical and dental plans from time to time then in effect, with such participation ending upon the Named Officer’s eligibility for participation in a major medical and dental plan of another employer;

•	an additional three years of age and service credits for eligibility and subsidy in our retiree medical coverage; and

•	outplacement services, not to exceed $50,000.

If a Named Officer’s employment is terminated within two years of a change of control of EOG for cause, as a result of death, disability or retirement or by the Named Officer for other than “good reason” (as defined in the change of control agreement), the Named Officer will be entitled only to annual base salary and any other compensation and benefits earned and payable through the termination date.

Retention Bonus Plan. In order to ensure continuity of operations in the event of a change of control of EOG, a retention bonus plan would become effective and applicable to all eligible employees, including our Named Officers. To be eligible to receive the retention bonus, an employee must remain employed by us through the effective date of the change of control (as defined in our Change of Control Severance Plan) and be employed by the acquiring company 180 days after the effective date of the change of control or be involuntarily terminated (as defined in our Change of Control Severance Plan) by the acquiring company on or within 180 days after the effective date of the change of control. Eligible employees would receive a bonus equal to the most recent bonus they had received under our annual bonus program, payable upon the earlier of 180 days after the effective date of the change of control or upon such involuntary termination.

Treatment of Stock Grants Under Our 2008 Stock Plan Upon Termination of Employment or Change of Control

Normal Retirement At or After Age 62. In the event a Named Officer retires at or after age 62 with five years of EOG service, he would be entitled to the same benefits as any other of our retiring employees. In accordance with the terms of the 2008 Stock Plan and related grant agreements, upon an employee’s retirement at or after age 62 with five years of EOG service,

•	all restrictions on RSUs will lapse and the related shares will generally be released six months after the date of retirement;

•	all unvested SARs will become vested and fully exercisable on the date of retirement; and

•

all restrictions on unvested performance units will lapse; the applicable performance multiple will be the performance multiple for the three-year performance period as certified by the Committee (as further described above); and the shares of Common Stock represented by the performance units (as adjusted for the applicable performance multiple) will be released as soon as administratively practicable following the later of (i) the date that is six months following the date of retirement (to account for the six-month delay applicable to specified employees under Section 409A of the Code) and (ii) the completion of the performance period.

Company-Approved Retirement Prior to Age 62 (Early Retirement). In the event a Named Officer chooses to retire at or after age 55 but prior to age 62 with five years of EOG service and the retirement is designated in writing by EOG management as a “Company-approved Retirement prior to age 62,” he would be entitled to the same benefits as any other employee whose retirement was designated as a “Company-approved Retirement prior to age 62.”

In the event a Named Officer is eligible for early retirement, but is involuntarily terminated by EOG other than for cause, such termination will be treated as a “Company-approved Retirement prior to age 62.” In order to be designated a “Company-approved Retirement prior to age 62,” the employee must agree to enter into a six-month non-competition agreement with us.

In accordance with the terms of the 2008 Stock Plan and related grant agreements, upon an employee’s “Company-approved Retirement prior to age 62,”

•	the restrictions on 20% of the unvested restricted stock/RSUs will lapse for each whole year that has passed since the grant date and the related shares will generally be released; and

•	all unvested SARs will vest and be fully exercisable;

in each case, six months following the effective date of such retirement provided that all provisions of the employee’s related non-competition agreement are satisfied.

With respect to unvested performance units held by an employee whose termination is treated as a “Company-approved Retirement prior to age 62,” in accordance with the terms of the 2008 Stock Plan and related grant agreements, (i) the applicable performance multiple will be the performance multiple for the three-year performance period as certified by the Committee; and (ii) for each whole year that has passed since the grant date, 20% of the shares of Common Stock represented by the performance units (as adjusted for the applicable performance multiple) will be released as soon as administratively practicable following the later of (A) the date that is six months following the date of retirement or (B) the completion of the performance period, provided that all provisions of the employee’s related non-competition agreement are satisfied.

Involuntary Termination (Not For Cause or Performance Reasons) Prior to Eligibility for Early Retirement. In accordance with the terms of the 2008 Stock Plan and related grant agreements, upon involuntary termination for other than cause or failure to meet performance objectives or standards and the Named Officer is not yet eligible for early retirement, the restrictions on 20% of unvested restricted stock/RSUs will lapse for each whole year that has passed since the grant date and the related shares will be released, and all unvested SARs shall be forfeited (provided that, with respect to RSUs, the related shares will generally be released six months after the date of termination).

With respect to unvested performance units, (i) the applicable performance multiple will be the performance multiple for the three-year performance period as certified by the Committee; and (ii) for each whole year that has passed since the grant date, 20% of the shares of Common Stock represented by the performance units (as adjusted for the applicable performance multiple) will be released as soon as administratively practicable following the later of (A) the date that is six months following the effective date of such termination (to account for the six-month delay applicable to specified employees under Section 409A of the Code) and (B) the completion of the performance period.

Voluntary Termination, Involuntary Termination for Performance Reasons or Termination for Cause. In accordance with the terms of the 2008 Stock Plan and related grant agreements, upon voluntary termination, involuntary termination for failure to meet performance objectives or standards or termination for cause, all unvested restricted stock/RSUs and SARs and all unvested performance units (including any additional performance units which may have been awarded or credited upon the completion of the three-year performance period based on the applicable performance multiple) shall be forfeited and canceled.

Disability or Death. In accordance with our 2008 Stock Plan and related grant agreements, upon disability or death, all restrictions on unvested restricted stock/RSUs will lapse and the related shares will be released, and all unvested SARs will vest and be fully exercisable (provided that, in the event of disability, the shares in respect of RSUs will be released six months after the date of termination).

With respect to unvested performance units, in the event of termination of the Named Officer’s employment due to death, all restrictions on the performance units will lapse; the applicable performance multiple will be (i) 100% (if the date of death is prior to the completion of the three-year performance period) or (ii) the performance multiple for the performance period as certified by the Committee (if the date of death is subsequent to the completion of the performance period); and the shares of Common Stock represented by the performance units (as adjusted for the applicable performance multiple) will be released to the Named Officer’s beneficiary as soon as administratively practicable following the date of death.

In the event of termination of the Named Officer’s employment due to disability, all restrictions on the performance units will lapse; the applicable performance multiple will be the performance multiple for the three-year performance period as certified by the Committee; and the shares of Common Stock represented by the performance units (as adjusted for the applicable performance multiple) will be released as soon as administratively practicable following the later of (i) the date that is six months following the effective date of such termination (to account for the six-month delay applicable to specified employees under Section 409A of the Code) and (ii) the completion of the performance period.

Change of Control. In accordance with our 2008 Stock Plan, the restrictions placed on unvested restricted stock/RSUs granted under the 2008 Stock Plan on or after April 28, 2010 shall lapse and the related shares will be released, and unvested stock options/SARs granted under the 2008 Stock Plan on or after April 28, 2010 shall vest and become fully exercisable, upon the effective date of a change of control of EOG. With regard to stock options/SARs or restricted stock/RSUs granted prior to April 28, 2010, upon the announcement of a potential change of control of EOG and in accordance with the 2008 Stock Plan and related grant agreements, all restrictions on unvested restricted stock/RSUs will lapse and all unvested stock options/SARs will vest and be fully exercisable.

With respect to unvested performance units, all restrictions on the performance units will lapse as of the effective date of the change of control of EOG; the applicable performance multiple will be (i) based on the respective total stockholder return of EOG and each of our peer companies over the three-year performance period (using, for purposes of such calculations, the 30-calendar day period immediately preceding the effective date of the change of control as the ending month of the performance period) as certified by the Committee, if the effective date of the change of control is prior to the completion of the three-year performance period, or (ii) the performance multiple for the performance period as certified by the Committee if the effective date of the change of control is subsequent to the completion of the performance period; and the shares of Common Stock represented by the performance units (as adjusted for the applicable performance multiple) will be released as soon as administratively practicable following the effective date of the change of control.

If the event constituting the change of control does not qualify as a change in effective ownership or control of EOG for purposes of Section 409A, then any distribution or payment subject to Section 409A shall be delayed until the earliest time that such distribution or payment would be permissible under Section 409A.

Potential Payments upon Termination of Employment or Change of Control Table

The following table shows the estimated potential payments and benefits that would be received by each Named Officer in the event of his termination of employment as a result of each of the circumstances described above and assumes that any termination was effective as of December 31, 2014. The closing price of our Common Stock on the NYSE on December 31, 2014 was $92.07 per share. The actual amounts to be paid can only be determined at the time of the Named Officer’s actual termination.

William R. Thomas

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)(a)	Early Retirement ($)(b)	Normal Retirement ($)(c)	Disability or Death ($)(d)	Involuntary Termination (For Cause) ($)(a)	Involuntary Termination (Not for Cause) ($)		Change of Control ($)
Cash Severance			$0	$0	$0	$925,000	(e)	$6,278,250	(f)
Restricted Stock/RSUs			$18,097,924	$18,097,924	$0	$18,097,924	(g)	$18,097,924	(h)
Performance Units			$7,429,773	$7,429,773	$0	$7,429,773	(g)	$7,429,773	(h)
Stock Options/SARs			$3,439,650	$3,439,650	$0	$3,439,650	(g)	$3,439,650	(h)
Health Benefits(i)			$0	$0	$0	$0		$64,830
Unused Vacation(j)			$33,576	$33,576	$33,576	$33,576		$33,576
All Other(k)			$0	$0	$0	$0		$163,100
Total:	n/a	n/a	$29,000,923	$29,000,923	$33,576	$29,925,923		$35,507,103

Gary L. Thomas

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)(a)	Early Retirement ($)(b)	Normal Retirement ($)(c)	Disability or Death ($)(d)	Involuntary Termination (For Cause) ($)(a)	Involuntary Termination (Not for Cause) ($)		Change of Control ($)
Cash Severance			$0	$0	$0	$835,000	(e)	$5,266,650	(f)
Restricted Stock/RSUs			$19,045,324	$19,045,324	$0	$19,045,324	(g)	$19,045,324	(h)
Performance Units			$6,626,830	$6,626,830	$0	$6,626,830	(g)	$6,626,830	(h)
Stock Options/SARs			$3,395,300	$3,395,300	$0	$3,395,300	(g)	$3,395,300	(h)
Health Benefits(i)			$0	$0	$0	$0		$18,611
Unused Vacation(j)			$51,786	$51,786	$51,786	$51,786		$51,786
All Other(k)			$0	$0	$0	$0		$163,100
Total:	n/a	n/a	$29,119,240	$29,119,240	$51,786	$29,954,240		$34,567,601

Timothy K. Driggers

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)(a)	Early Retirement ($)(b)	Normal Retirement ($)(c)	Disability or Death ($)(d)	Involuntary Termination (For Cause) ($)(a)	Involuntary Termination (Not for Cause) ($)		Change of Control ($)
Cash Severance	$0			$0	$0	$480,000	(e)	$2,673,200	(f)
Restricted Stock/RSUs	$0			$6,600,959	$0	$3,226,501	(l)	$6,600,959	(h)
Performance Units	$0			$2,614,696	$0	$596,798	(m)	$2,614,696	(h)
Stock Options/SARs	$0			$1,290,290	$0	$0		$1,290,290	(h)
Health Benefits(i)	$0			$0	$0	$0		$35,524
Unused Vacation(j)	$9,346			$9,346	$9,346	$9,346		$9,346
All Other(k)	$0			$0	$0	$0		$163,100
Total:	$9,346	n/a	n/a	$10,515,291	$9,346	$4,312,645		$13,387,115

Lloyd W. Helms, Jr.

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)(a)	Early Retirement ($)(b)	Normal Retirement ($)(c)	Disability or Death ($)(d)	Involuntary Termination (For Cause) ($)(a)	Involuntary Termination (Not for Cause) ($)		Change of Control ($)
Cash Severance	$0	$0		$0	$0	$470,000	(e)	$2,691,300	(f)
Restricted Stock/RSUs	$0	$851,187		$3,031,773	$0	$851,187	(n)	$3,031,773	(h)
Performance Units	$0	$87,282		$918,214	$0	$87,282	(n)	$918,214	(h)
Stock Options/SARs	$0	$698,231		$698,231	$0	$698,231	(n)	$698,231	(h)
Health Benefits(i)	$0	$0		$0	$0	$0		$66,753
Unused Vacation(j)	$20,732	$20,732		$20,732	$20,732	$20,732		$20,732
All Other(k)	$0	$0		$0	$0	$0		$163,100
Total:	$20,732	$1,657,432	n/a	$4,668,950	$20,732	$2,127,432		$7,590,103

Michael P. Donaldson

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)(a)	Early Retirement ($)(b)	Normal Retirement ($)(c)	Disability or Death ($)(d)	Involuntary Termination (For Cause) ($)(a)	Involuntary Termination (Not for Cause) ($)		Change of Control ($)
Cash Severance	$0			$0	$0	$475,000	(e)	$2,670,250	(f)
Restricted Stock/RSUs	$0			$4,098,588	$0	$1,671,991	(l)	$4,098,588	(h)
Performance Units	$0			$1,922,790	$0	$379,881	(m)	$1,922,790	(h)
Stock Options/SARs	$0			$553,853	$0	$0		$553,853	(h)
Health Benefits(i)	$0			$0	$0	$0		$71,045
Unused Vacation(j)	$12,788			$12,788	$12,788	$12,788		$12,788
All Other(k)	$0			$0	$0	$0		$151,400
Total:	$12,788	n/a	n/a	$6,588,019	$12,788	$2,539,660		$9,480,714

(a)	No additional compensation, other than unused vacation, is paid if the Named Officer voluntarily terminates his employment or if the Named Officer is involuntarily terminated for cause. Of the Named Officers, Mr. W. Thomas and Mr. G. Thomas were of normal retirement age (age 62 or older and with five years of EOG service) as of December 31, 2014 and, therefore, voluntary termination is not applicable. A voluntary termination could occur for Mr. Helms if early retirement was not company-approved or if he did not agree to or fulfill a six-month non-competition agreement.

(b)	Of the Named Officers, Mr. Helms was the only Named Officer who was age 55 or greater and less than age 62 with at least five years of EOG service and thus was eligible for early retirement as of December 31, 2014. Assumes that upon satisfying the six-month non-competition agreement (1) 20% of unvested restricted stock/RSUs will vest for each whole year that has passed since the date of grant as of December 31, 2014; (2) 20% of unvested performance units will vest for each whole year that has passed since the date of grant as of December 31, 2014; and (3) all unvested stock options/SARs vest and become fully exercisable. However, the actual value of any unvested restricted stock/RSUs and stock options/SARs will be subject to market risk during the six-month term of the non-competition agreement and the actual value of the performance units will be subject to the applicable performance multiple. The number of restricted stock/RSUs that will vest for Mr. Helms is 9,245. The number of stock options/SARs that will vest for Mr. Helms is 37,528. The number of performance units that will vest for Mr. Helms is 948.

(c)	Of the Named Officers, only Messrs. W. Thomas and G. Thomas were of normal retirement age (age 62 or older with five years of EOG service) as of December 31, 2014. Represents the value of unvested RSUs, performance units (assuming a performance multiple of 100%) and stock options/SARs as of December 31, 2014; however, (1) the actual value of the RSUs will be subject to market risk during the six-month delay period (pursuant to Section 409A of the Code) and the (2) actual value of the performance units will be subject to the applicable performance multiple.

(d)	Represents the value of the Named Officer’s unvested restricted stock/RSUs, performance units (assuming a performance multiple of 100%) and stock options/SARs as of December 31, 2014. Upon disability, (1) all unvested RSUs will vest six months following the date of disability and will therefore be subject to market risk for six months, (2) all unvested restricted stock and stock options/SARs will vest on the date of disability and (3) all unvested performance units will vest but are not payable until the end of the applicable performance period, subject to the applicable performance multiple. Upon death, (1) all unvested restricted stock/RSUs and stock options/SARs will vest on the date of death and (2) all unvested performance units will vest and will be distributed as shares at the 100% performance multiple if the date of death is prior to the completion of the applicable performance period or at the performance multiple as certified by the Committee if the date of death is after the completion of the applicable performance period.

(e)	Represents 52 weeks of base salary, the maximum benefit paid under our Severance Pay Plan, based on the Named Officer’s annual base salary and years of EOG service. In the event of involuntary termination for failure to meet performance objectives or standards, the Named Officer would be eligible for a cash severance of up to 12 weeks of base salary provided he executed a waiver and release of claims.

(f)	Calculated as the sum of (1) 2.99 times annual base salary plus two times annual bonus award opportunity in accordance with the Named Officer’s change of control agreement and (2) a retention bonus in accordance with our retention bonus plan described above. The annual base salary for each of the Named Officers is as follows: Mr. W. Thomas, $925,000; Mr. G. Thomas, $835,000; Mr. Driggers, $480,000; Mr. Helms, $470,000; and Mr. Donaldson, $475,000. The target annual bonus for each of the Named Officers is as follows: Mr. W. Thomas, $1,156,250; Mr. G. Thomas, $835,000; Mr. Driggers, $384,000; Mr. Helms, $423,000; and Mr. Donaldson, $380,000. In accordance with the retention bonus plan, the retention bonus for each of the Named Officers utilized is the annual bonus awarded to the Named Officer in 2014 (for 2013 performance) as follows: Mr. W. Thomas, $1,200,000; Mr. G. Thomas, $1,100,000; Mr. Driggers, $470,000; Mr. Helms, $440,000; and Mr. Donaldson, $490,000.

(g)	Messrs. W. Thomas and G. Thomas are eligible for normal retirement; therefore, any involuntary termination that is not for cause is treated as a “retirement at or after age 62” for stock plan purposes. See note (c) above for further explanation.

(h)	Represents the value of the Named Officer’s unvested restricted stock/RSUs, performance units (assuming a performance multiple of 100%) and stock options/SARs as of December 31, 2014. The value of unvested restricted stock/RSUs, performance units and stock options/SARs with respect to grants made on or after April 28, 2010 that would not vest until the effective date of a change of control of EOG and that would, accordingly, be subject to both vesting and market risk between the announcement of the potential change of control and the effective date of the change of control is as follows for each Named Officer: Mr. W. Thomas, $28,558,003; Mr. G. Thomas, $28,297,197; Mr. Driggers, $10,272,639; Mr. Helms, $4,648,218; and Mr. Donaldson, $6,448,911.

(i)	Health Benefits include the estimated value of (1) three years participation in our medical and dental plans, based on the Named Officer’s elections as of December 31, 2014 and (2) three years of age and service credits under our retiree medical insurance coverage.

(j)	Amount represents the portion of unused vacation as of December 31, 2014 that would be paid to the Named Officer.

(k)	“All Other” includes (1) the estimated value of matching contributions and retirement contributions under the Savings and Retirement Plan had the Named Officer continued to be employed for three years based on the contribution rates as of December 31, 2014 and (2) $50,000 in outplacement services.

(l)	Upon an involuntary termination that is not for cause, 20% of the shares of unvested restricted stock will vest for each whole year that has passed since the date of grant as of December 31, 2014. The number of shares of restricted stock which would vest for Mr. Driggers is 35,044 and for Mr. Donaldson is 18,160. If the involuntary termination was for failure to meet performance objectives or standards, all shares of restricted stock would be forfeited and canceled.

(m)	Upon an involuntary termination that is not for cause, 20% of the unvested performance units will vest for each whole year that has passed since the date of grant as of December 31, 2014. Represents the value of the performance units that would vest; however, the actual value of the performance units will be subject to the applicable performance multiple. The number of performance units that would vest for Mr. Driggers is 6,482 and for Mr. Donaldson is 4,126. If the involuntary termination was for failure to meet performance objectives or standards, all performance units would be forfeited and canceled.

(n)	Mr. Helms is eligible for early retirement; therefore any involuntary termination that is not for cause is treated as a “Company-approved Retirement prior to age 62” for stock plan purposes. See footnote (b) above for further explanation.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES

The Committee is also responsible for determining, and making recommendations to the Board regarding, the compensation of our non-employee directors. In May 2014, the Committee reviewed EOG’s non-employee director compensation program relative to the programs of our peer group. Based on the results of its review, the Committee and the Board determined that (1) the annual cash retainer for each non-employee director would remain unchanged at $140,000, (2) each non-employee director would be granted RSUs having a value of $140,000 (such value to be calculated based on the closing price of EOG’s Common Stock on May 5, 2014 (such date being the Monday following each director’s re-election to the Board), with the resulting number of units rounded down to a whole unit) and (3) each non-employee director would be granted SARs having a value of $40,000 (such value to be calculated based on the closing price of EOG’s Common Stock on May 5, 2014 and taking into account a RSU/SAR ratio of 2.45-to-1 (consistent with Section 4.2(c)(ii) of the 2008 Stock Plan), with the resulting number of SARs rounded down to a whole SAR). The resulting grants to each of the non-employee directors, as calculated on May 5, 2014, were 1,410 RSUs and 987 SARs. The terms of the RSUs and SARs granted to our non-employee directors are described in notes (b) and (c) to the “Director Compensation Table for 2014” below. There are no meeting, committee member, committee chair or presiding director fees paid to any director.

In connection with Ms. Clark’s appointment to the Board effective January 1, 2014 and Mr. Papa’s transition from employee director to non-employee director effective January 1, 2014 (following his retirement as our Executive Chairman of the Board and as an EOG employee, in each case effective December 31, 2013), the Committee and the Board determined that Ms. Clark and Mr. Papa would each be granted RSUs having a value of $46,667 (such value to be calculated based on the closing price of EOG’s Common Stock on January 6, 2014 (such date being the Monday following the effective date of Ms. Clark’s appointment and Mr. Papa’s transition), with the resulting number of units rounded down to a whole unit). The Committee and the Board also determined that Ms. Clark and Mr. Papa would each be granted SARs having a value of $13,333 (such value to be calculated based on the closing price of EOG’s Common Stock on January 6, 2014 and taking into account a RSU/SAR ratio of 2.45-to-1 (consistent with Section 4.2(c)(ii) of the 2008 Stock Plan), with the resulting number of SARs rounded down to a whole SAR). The resulting grants to each of Ms. Clark and Mr. Papa, as calculated on January 6, 2014, were 568 RSUs and 398 SARs (as adjusted to reflect our two-for-one stock split (in the form of a stock dividend) which was effective March 31, 2014).

In accordance with our stock ownership guidelines for non-employee directors (adopted by the Committee in December 2009 and as amended by the Committee in May 2012) and the terms of each non-employee director’s RSU grant agreements, each non-employee director is required to hold at least 65% of the shares of our Common Stock that such director receives upon the vesting of any restricted stock or RSUs previously granted. Each non-employee director, upon the vesting of restricted stock or RSUs, may sell up to 35% of the shares of our Common Stock received upon the vesting to cover any tax obligations the non-employee director may incur as a result of the vesting. The remaining 65% of the shares received upon the vesting must be held until the non-employee director no longer serves on the Board.

Mr. W. Thomas, as our CEO, is subject to the stock ownership guidelines applicable to our executive officers and other officers discussed above, and does not receive any compensation in respect of his services as a director or as our Chairman of the Board.

In light of the current commodity price environment, the Committee, at its March 2015 meeting, recommended to the Board that the annual compensation of our non-employee directors be reduced by $40,000 in 2015 by eliminating the grant of SARs. The Board intends to adopt this recommendation in connection with the determination of annual non-employee director compensation at the second quarter 2015 meetings of the Board and Committee.

Director Compensation Table for 2014

The following table summarizes certain information regarding compensation paid or accrued during 2014 to each non-employee director.

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	SAR Awards ($)(c)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(d)	Total ($)
Janet F. Clark	$140,000	$186,524	$36,655			$—	$363,179
Charles R. Crisp	$140,000	$139,943	$26,402			$74,140	$380,485
James C. Day	$140,000	$139,943	$26,402			$80,272	$386,617
Mark G. Papa	$140,000	$186,524	$36,655			$264,543	$627,722
H. Leighton Steward	$140,000	$139,943	$26,402			$74,987	$381,332
Donald F. Textor	$140,000	$139,943	$26,402			$76,141	$382,486
Frank G. Wisner	$140,000	$139,943	$26,402			$3,450	$309,795

(a)	Non-employee directors can defer all or a portion of their cash fees to a later specified date by participating in the Deferral Plan. Under the Deferral Plan, deferrals are invested into either (1) a flexible deferral account, in which deferrals are treated as if they had been invested into various investment funds as directed by the participant and in which returns vary based on the performance of the funds or (2) a phantom stock account, in which deferrals are treated as if such amounts are used to purchase our Common Stock at the closing price on the date such deferred fee would otherwise have been paid, and includes reinvestment of dividends. In 2014, four of our non-employee directors participated in the Deferral Plan.

(b)	Non-employee directors participate in the 2008 Stock Plan. Under the terms of the 2008 Stock Plan, each non-employee director received, upon re-election to the Board at our 2014 annual meeting of stockholders, 1,410 RSUs on May 5, 2014 (based on the closing price of our Common Stock on the NYSE of $99.25 per share on such date). Upon initial election to the Board, Ms. Clark and Mr. Papa each received 568 RSUs on January 6, 2014 (based on the closing price of our Common Stock on the NYSE of $82.01 per share on such date). RSUs granted to non-employee directors under the 2008 Stock Plan vest 100% after one year. Upon vesting and in accordance with the related grant agreements and our stock ownership guidelines for non-employee directors discussed above, 35% of the shares received upon the vesting may be sold to cover any tax obligations the non-employee director may incur as a result of the vesting, and the remaining 65% of such shares must be held until the non-employee director no longer serves on the Board. Non-employee directors can defer receipt of all or a portion of their RSU grants (and, if the non-employee director so elects, the dividends credited thereon) to a later specified date by participating in the phantom stock account of the Deferral Plan. Following is the market value of the unvested RSUs for each non-employee director as of December 31, 2014 (based on the closing price of our Common Stock on the NYSE of $92.07 per share on December 31, 2014): Ms. Clark, $182,114; and Messrs. Crisp, Day, Steward, Textor and Wisner, $129,819. Due to his departure from the Board in December 2014, the market value of Mr. Papa’s unvested RSUs as of December 31, 2014 was $0.

(c)

SARs granted to our non-employee directors under the 2008 Stock Plan vest 50% after one year, and 100% after two years, following the date of grant, and expire seven years from the date of grant. Under the terms of the 2008 Stock Plan, each non-employee director also received, upon re-election to the Board at our 2014 annual meeting of stockholders, 987 SARs at an exercise price equal to the fair market value of our Common Stock on May 5, 2014. The grant date fair value of each SAR grant made on May 5, 2014 is estimated using the Hull-White II binomial option pricing model. Based on the Hull-White II binomial option pricing model, assuming a dividend yield of 0.52%, expected volatility of 34.43%, a risk-free interest rate of 0.88% and a weighted-average expected life of 4.62 years, the value of the SARs granted on May 5, 2014 was $26.75 per share. Upon initial election to the Board, Ms. Clark and Mr. Papa each received 398

SARs at an exercise price equal to the fair market value of our Common Stock on January 6, 2014. The grant date fair value of each SAR grant made on January 6, 2014 is estimated using the Hull-White II binomial option pricing model. Based on the Hull-White II binomial option pricing model, assuming a dividend yield of 0.44%, expected volatility of 36.3%, a risk-free interest rate of 0.90% and a weighted-average expected life of 5.25 years, the value of the SARs granted on January 6, 2014 was $25.76 per share. Following is the aggregate number of stock options/SARs outstanding as of December 31, 2014 for each non-employee director: Ms. Clark, 1,385 SARs; Mr. Crisp, 29,793 stock options/SARs; Mr. Day, 35,793 SARs; Mr. Papa, 0 stock options/SARS (due to his departure from the Board in December 2014); Mr. Steward, 119,793 stock options/SARs; Mr. Textor, 25,793 SARs; and Mr. Wisner, 119,793 stock options/SARs.

(d)	All Other Compensation for 2014 consists of:

•	Reimbursement for EOG-requested spouse travel (including a “gross-up” for payment of taxes) for Messrs. Day, Papa, Steward and Textor.

•	Payment of a $125,000 regulatory filing fee on behalf of Mr. Papa (and a related “gross-up” for payment of taxes of $85,084).

•

Charitable matching contributions made by EOG for each non-employee director as follows: Mr. Crisp, $74,140; Mr. Day, $75,000; Mr. Papa, $50,000; Mr. Steward, $72,450; and Mr. Textor, $75,000. Please see “Executive Compensation Program for 2014 — Other Compensation and Benefits — Matching Gifts” above for a description of our charitable gifts matching program applicable to all employees and directors.

RELATED PARTY TRANSACTIONS

We have adopted a written policy relating to the review and approval of “related party transactions.” Generally, under this policy and related SEC regulations, (1) a “related party transaction” is a transaction, or a material amendment to a transaction, involving more than $120,000 between a “related party” and EOG or one of its subsidiaries and (2) a “related party” is (a) a director, director nominee or executive officer of EOG, (b) a beneficial owner of more than 5% of our Common Stock, (c) an immediate family member of, or person sharing the home of, an EOG director, director nominee or executive officer or beneficial owner of more than 5% of our Common Stock or (d) an entity that is owned or controlled by any of the foregoing persons or for which any of the foregoing persons serves as an executive officer, general partner or principal or in a similar capacity or position.

Consistent with the recommendations of the NYSE, our policy requires the Audit Committee to review and approve (in the case of a proposed transaction), or ratify (in the case of an existing transaction), each related party transaction and any material amendment to any such transaction. In reviewing and approving, or ratifying, as the case may be, any related party transaction or material amendment to any such transaction, the Audit Committee must satisfy itself that it has been fully informed as to the related party’s relationship to EOG and interest in the transaction and as to the material facts of the transaction, and must determine that the related party transaction is in, or is not inconsistent with, the best interests of EOG and our stockholders. In addition, at each quarterly meeting of our Audit Committee, the members of the Audit Committee are asked to confirm that they are not aware of any related party transactions, other than any such transactions previously disclosed in our proxy statements.

Mr. Lloyd W. Helms, Jr., one of our Executive Vice Presidents, Exploration and Production, has a son, Cory Helms, who is employed by EOG as a reservoir engineer in our Tyler, Texas office. Mr. Cory Helms has been employed by EOG since July 2010, prior to his father becoming an executive officer of EOG. Mr. Lloyd W. Helms, Jr. did not participate in the hiring of his son and has not participated, and is not expected in the future to participate, in performance evaluations or compensation decisions regarding his son. Mr. Cory Helms’ total compensation for 2014 (consisting of his annual base salary, bonuses, stock-based compensation and other benefits) was less than $300,000. We believe that Mr. Cory Helms’ compensation and benefits are commensurate with his qualifications, experience and responsibilities and, moreover, comparable to the compensation and benefits currently paid to reservoir engineers in the oil and gas industry with similar qualifications, experience and responsibilities. Pursuant to our related party transactions policy, the Audit Committee has (1) satisfied itself that it has been fully informed as to the material facts of Mr. Cory Helms’ employment relationship with us, (2) determined that the employment relationship is in, and is not inconsistent with, the best interests of EOG and our stockholders and (3) approved and ratified our prior and continued employment of Mr. Cory Helms.

In addition to our related party transactions policy, our Code of Conduct prohibits transactions involving or benefiting a director or executive officer (or a family member of a director or executive officer) that may constitute a conflict of interest. Any waiver of our Code of Conduct in favor of a director or executive officer requires Board or Board committee approval and reporting under applicable SEC and NYSE regulations, as more fully described under “Corporate Governance — Codes of Conduct and Ethics and Corporate Governance Guidelines” above. There have been no waivers granted with respect to our Code of Conduct to any director or executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our “officers” (as defined in Rule 16a-1 of the Exchange Act) and directors and persons who beneficially own more than 10% of our Common Stock to file with the SEC reports of their ownership of, and transactions in, our Common Stock and to furnish us with copies of the reports they file. Based solely upon our review of the Section 16(a) filings that have been furnished to us and written representations by our directors and such officers, we believe that all filings required to be made under Section 16(a) during 2014 were timely made.

Pursuant to SEC rules, we are not required to disclose in this proxy statement any failure to timely file a Section 16(a) report that has been disclosed by us in a prior proxy statement.

ITEM 1.

ELECTION OF DIRECTORS

At the Annual Meeting, seven directors are to be elected to hold office until the 2016 annual meeting of stockholders and until their respective successors are duly elected and qualified. All of the nominees are current directors.

We believe that each of our director nominees possesses high standards of personal and professional ethics, character, integrity and values; an inquisitive and objective perspective; practical wisdom; mature judgment; diversity in professional experience, skills and background; a proven record of success in their respective fields; and valuable knowledge of our business and of the oil and gas industry. Moreover, each of our director nominees is willing and able to devote sufficient time to carrying out his or her duties and responsibilities as a director effectively and is committed to serving EOG and our stockholders. Set forth below is a brief description of the specific experiences, qualifications and skills attributable to each of our director nominees that led the Board, as of the date of this proxy statement, to its conclusion that the nominee should serve as a director of EOG and, in the case of Ms. Clark and Messrs. Crisp, Day, Steward, Textor and Wisner, as a member of the Board’s Audit, Compensation and Nominating and Governance Committees. Director nominee ages set forth below are as of February 28, 2015.

Pursuant to our Corporate Governance Guidelines, Mr. Steward, having reached 80 years of age in December 2014, has discussed with our Chairman of the Board (Mr. W. Thomas) and the Nominating and Governance Committee whether it is appropriate for him to stand for re-election as a director at the Annual Meeting. Mr. Steward’s current term will expire in conjunction with the Annual Meeting. The Nominating and Governance Committee has considered Mr. Steward’s extensive experience in the oil and gas exploration and production industry and his valuable knowledge of our business and operations acquired in serving as an EOG director, and has affirmatively determined that it is appropriate for Mr. Steward to stand for re-election as a director at the Annual Meeting.

A majority of the votes cast in person or by proxy by the holders of our Common Stock entitled to vote at the Annual Meeting is required to elect a nominee. Under our bylaws, (1) a “majority of the votes cast” means that the number of shares voted “FOR” a nominee’s election exceeds 50% of the number of votes cast with respect to that nominee’s election and (2) votes cast shall include votes to “withhold authority” (shown as “AGAINST” on the accompanying form of proxy) and exclude abstentions with respect to that nominee’s election. Therefore, abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular director nominee within 10 days of the Annual Meeting) will not be counted in determining the number of votes cast with respect to that nominee’s election.

Pursuant to our Corporate Governance Guidelines, any nominee for director who fails to receive a majority of the votes cast at the Annual Meeting must, promptly following certification of the stockholder vote, tender his or her resignation to the Nominating and Governance Committee of the Board. The Nominating and Governance Committee (excluding the nominee who tendered the resignation) will evaluate the resignation in light of the best interests of the company and our stockholders in determining whether to accept or reject the resignation or take other action. The Nominating and Governance Committee will make a recommendation to the Board, which will then act on the tendered resignation and publicly disclose its decision and rationale within 90 days following certification of the stockholder vote.

Properly executed proxies will be voted at the Annual Meeting in accordance with the instructions specified on the proxy; if no such instructions are given, the persons named as agents and proxies in the accompanying form of proxy will vote such proxy “FOR” the election of the nominees named herein. Should any nominee become unavailable for election, discretionary authority is conferred to the persons named as agents and proxies in the accompanying form of proxy to vote for a substitute.

Pursuant to our bylaws, the Board has set the number of directors that shall constitute the Board at seven. Proxies cannot be voted for a greater number of persons than the number of nominees named on the accompanying form of proxy, and stockholders may not cumulate their votes in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS

VOTING “FOR” EACH OF THE NOMINEES LISTED BELOW.

JANET F. CLARK, 60

Director since 2014

Ms. Clark has extensive leadership and financial experience, having most recently served as Executive Vice President and Chief Financial Officer of Marathon Oil Corporation (“Marathon”) from January 2007 until her retirement in October 2013. Prior to that, she was Senior Vice President and Chief Financial Officer of Marathon from January 2004 to January 2007. From 2001 through 2003, Ms. Clark served as Senior Vice President and Chief Financial Officer of Nuevo Energy Company and, from 1997 until 2000, she held various roles at Santa Fe Snyder Corporation, including Chief Financial Officer and Executive Vice President of Corporate Development and Administration.

In addition, Ms. Clark served on the Board of Directors and Audit Committee of Dell Inc. from September 2011 to October 2013, including service as chairperson of the Audit Committee during 2013. Ms. Clark also served on the Board of Directors of Exterran Holdings, Inc. (and its predecessor company, Universal Compression Holdings, Inc.) from 2003 until September 2011 (including service as Audit Committee chairperson from 2004 to 2011).

CHARLES R. CRISP, 67

Director since 2002

Mr. Crisp began his career in the oil and gas industry over 40 years ago with Conoco Inc. and has held senior management positions with numerous energy companies, including (i) Coral Energy, LLC, a subsidiary of Shell Oil Company, where he served as President and Chief Executive Officer from 1999 until his retirement in November 2000 and as President and Chief Operating Officer from 1998 to 1999; (ii) Houston Industries Incorporated, where he served as President of the power generation group from 1996 to 1998; and (iii) Tejas Gas Corporation, a major intrastate natural gas pipeline company, where he served as President, Chief Operating Officer and a director from 1988 to 1996.

Mr. Crisp has also accumulated over 12 years of experience as a director of publicly traded energy companies. Mr. Crisp is currently a director of three other public companies: (i) AGL Resources Inc. (since 2003), a natural gas distribution and marketing and energy services company, where he currently serves on the Compensation Committee and Finance and Risk Management Committee; (ii) Intercontinental Exchange, Inc. (since 2002), an operator of regulated exchanges, trading platforms and clearing houses, where he currently serves on the Compensation and Audit Committees; and (iii) Targa Resources Corp. (since 2005), a provider of midstream natural gas and natural gas liquids services, where he currently serves on the Compensation Committee, Nominating and Governance Committee and Conflicts Committee. Mr. Crisp also serves as a director of ICE Futures U.S., Inc. and ICE Trade Vault LLC, each a subsidiary of Intercontinental Exchange, Inc.

JAMES C. DAY, 71

Director since 2008

Mr. Day has extensive leadership experience serving as a member of senior management in various roles at Noble Corporation, including as Chairman of the Board from 1992 until his retirement in May 2007, Chief Executive Officer from 1984 until October 2006 and President from 1984 to 1999 and again from 2003 until February 2006. Noble Corporation is a publicly traded company and one of the world’s largest offshore drilling companies.

Mr. Day is also a director of Tidewater Inc. (since 2007), a publicly traded provider of large offshore service vessels to the energy sector worldwide, where he serves on the Audit Committee (chairperson) and Nominating and Corporate Governance Committees, and of ONEOK, Inc. (since 2004), the publicly traded general partner of ONEOK Partners, L.P., a provider of natural gas gathering, processing, storage and transportation services, where he serves as a member of the Audit Committee and Corporate Governance Committee. From 1993 to May 2006, Mr. Day served as a director of Global Industries, Ltd., a publicly traded provider of offshore marine construction services and Noble Energy, Inc., a worldwide independent energy company, where he served as a member of various committees, including compensation, audit and nomination.

Mr. Day is past chairman of the International Association of Drilling Contractors and the National Ocean Industries Association, and he is an honorary director of the American Petroleum Institute, Trustee of The Samuel Roberts Noble Foundation and President of the James C. and Teresa K. Day Foundation. Mr. Day has held numerous other leadership positions with various industry and civic associations throughout his career.

H. LEIGHTON STEWARD, 80

Director since 2004

Mr. Steward has extensive experience in the oil and gas exploration and production industry, having served in various senior management roles with The Louisiana Land and Exploration Company, a publicly traded oil and gas exploration and production company, including President, Chief Operating Officer and, from 1989 until its acquisition by Burlington Resources Inc. in 1997, Chairman of the Board and Chief Executive Officer. Mr. Steward subsequently served as Vice Chairman of Burlington Resources, a publicly traded oil and gas exploration, production and development company, until his retirement in 2000.

Mr. Steward is former Chairman of the U.S. Oil and Gas Association and the Natural Gas Supply Association, and he is currently an honorary director of the American Petroleum Institute.

Mr. Steward is also currently an author-partner of Sugar Busters, LLC, a provider of seminars, books and products related to helping people follow a healthy and nutritious lifestyle, and Chairman of the non-profit corporations Plants Need CO2 and CO2 Is Green, providers of information related to carbon dioxide’s impact on the global climate and the plant and animal kingdoms.

DONALD F. TEXTOR, 68

Director since 2001; 2015 presiding director

Mr. Textor is currently Portfolio Manager of the Dorset Energy Fund, an energy fund which invests primarily in the equity securities of companies in the energy industry. Mr. Textor was previously employed by Goldman, Sachs & Co., where he was a partner and managing director until his retirement in March 2001 and where he had 21 years of experience as the firm’s senior security analyst for domestic oil and gas exploration and production companies.

Mr. Textor is also currently a director of Trilogy Energy Corp., a petroleum and natural gas-focused Canadian energy corporation, where he serves as a member of the Compensation Committee.

As a result of serving in these roles and serving as a member of our Audit Committee since May 2001 (including as Chairman from May 2001 until February 2015), Mr. Textor has accumulated significant leadership and financial reporting experience as well as extensive knowledge of the oil and gas exploration and production industry.

WILLIAM R. THOMAS, 62

Director since 2013

Mr. Thomas was named Chairman of the Board and Chief Executive Officer, effective January 2014. Prior to that, he served as President and Chief Executive Officer from July 2013 through December 2013 and as President from September 2011 to July 2013. Mr. Thomas previously held other leadership positions at EOG, including Senior Executive Vice President, Exploitation and Senior Executive Vice President, Exploration. Mr. Thomas has been with EOG and its predecessor companies for over 36 years.

Mr. Thomas has also previously served as the General Manager of EOG’s Fort Worth, Texas, Midland, Texas and Corpus Christi, Texas offices, where he was instrumental in EOG’s successful exploration, development and exploitation of various key resource plays. Mr. Thomas joined HNG Oil Company, a predecessor of EOG, in 1979.

FRANK G. WISNER, 76

Director since 1997

Mr. Wisner concluded his more than 35-year career with the U.S. State Department by serving as U.S. Ambassador to India from 1994 to 1997. Following his retirement as U.S. Ambassador to India, Mr. Wisner served as Vice Chairman, External Affairs of American International Group, Inc., a publicly traded international insurance and financial services company (“AIG”), from 1997 until his retirement in March 2009. Mr. Wisner has served in the roles of International Affairs Adviser and Foreign Affairs Advisor with Squire Patton Boggs, a multinational law firm (formerly, Patton Boggs LLP), since 2009.

In addition to his extensive international and governmental affairs experience, Mr. Wisner has accumulated diverse business experience. Since 2001, Mr. Wisner has served as a director of Ethan Allen Interiors Inc., a publicly traded residential furniture company, where he serves as a member of the Nominations Committee. Mr. Wisner is also a director of AIG Property Casualty Inc., a wholly owned subsidiary of AIG and a leading U.S. and international property and casualty and general insurer. In addition, he serves on the board of AIG Property Casualty International, LLC, a subsidiary of AIG, and on the advisory board of Ergo, a provider of intelligence, political and economic risk analysis, market opportunities, competitive assessments and strategy consulting to investment firms, Fortune 500 companies, law firms and governments.

ITEM 2.

RATIFICATION OF APPOINTMENT OF AUDITORS

General

For 2014 and 2013, we retained our principal auditors, Deloitte & Touche LLP (“Deloitte”), independent registered public accounting firm, to provide services in the following categories and, in consideration of such services, paid to Deloitte the following amounts:

Audit Fees.    The aggregate fees billed for professional services rendered by Deloitte for the audit of our financial statements for the fiscal years ended December 31, 2014 and December 31, 2013, and the reviews of the financial statements included in our Forms 10-Q for such fiscal years, were $2,751,378 and $2,696,220, respectively.

Audit-Related Fees.    The aggregate fees billed for the fiscal years ended December 31, 2014 and December 31, 2013 for assurance and related services rendered by Deloitte that were reasonably related to the performance of the audit or review of our financial statements, but not reportable as Audit Fees above, were $4,842 and $20,314, respectively. Audit-Related Fees for 2014 were for services performed in connection with the certification of the accounting records relating to our operations in Argentina. Audit-Related Fees for 2013 were for audits of our benefit plans for our Canadian employees.

Tax Fees.    Deloitte did not render any tax compliance, tax advice or tax planning services to us for the fiscal years ended December 31, 2014 and December 31, 2013.

All Other Fees.    The aggregate fees billed for services rendered by Deloitte not reportable as Audit Fees, Audit-Related Fees or Tax Fees above for the fiscal years ended December 31, 2014 and December 31, 2013 were $119,772 and $45,733, respectively. All Other Fees for 2014 primarily related to (i) comfort letter work with respect to our March 2014 offering of our 2.45% Senior Notes due 2020 and (ii) services rendered in connection with our responses to comments received from the SEC Staff with respect to the disclosures in certain of our SEC filings. All Other Fees for 2013 primarily related to services rendered relating to our December 2012 and May 2013 registration statement filings with the SEC.

Pre-Approval of Audit and Non-Audit Services.    The Audit Committee pre-approves all audit and non-audit services provided to us by our independent auditors at the Audit Committee’s first meeting of each calendar year and at subsequent meetings as necessary. The non-audit services to be provided are specified and shall not exceed a specified dollar limit.

Management is directed to provide a report to the Audit Committee, at each meeting of the Audit Committee, showing in reasonable detail the services provided by the independent auditors to us since the beginning of the calendar year, as well as the then-estimated cost to-date of audit and non-audit services provided.

During the course of a year, if additional non-audit services are deemed to be appropriate or advisable, these services are presented to the Audit Committee for pre-approval, subject to the availability of the de minimus exception for non-audit services set forth in Section 202 of the Sarbanes-Oxley Act and in Rule 2-01 of Regulation S-X. The Audit Committee has delegated to the Chairperson of the Audit Committee the authority to approve non-audit services provided by the independent auditors to us pursuant to such exception. None of the services rendered by Deloitte for the years ended December 31, 2014 and December 31, 2013 and reportable as Audit-Related Fees, Tax Fees or All Other Fees above were approved by the Audit Committee or then-Chairman of the Audit Committee pursuant to such de minimus exception.

Ratification of Appointment for 2015

The Audit Committee of the Board has sole and direct authority to appoint, compensate, oversee, evaluate and terminate the company’s independent auditor, and it is responsible for fee negotiations associated with the retention of the company’s independent auditor. The Audit Committee has appointed Deloitte to audit our consolidated financial statements for the year ending December 31, 2015, and such appointment has been approved by the Board. Deloitte has served as our independent auditor continuously since 2002.

In order to assure continuing auditor independence, the Audit Committee periodically considers the independent auditor’s qualifications, performance and independence and whether there should be a regular rotation of our independent external audit firm. We believe the continued retention of Deloitte to serve as the company’s independent auditor is in the best interests of the company and its stockholders, and we are asking our stockholders to ratify the appointment of Deloitte as the company’s independent auditor for 2015.

Ratification of this appointment shall be effective upon the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions with respect to the ratification of this appointment will have the effect of a vote against the ratification of this appointment. Properly executed proxies will be voted at the Annual Meeting in accordance with the instructions specified on the proxy; if no such instructions are given, the persons named as agents and proxies in the accompanying form of proxy will vote such proxy “FOR” the ratification of the appointment of Deloitte.

In the event the appointment of Deloitte is not ratified, the Audit Committee will consider the appointment of other independent auditors. A representative of Deloitte is expected to be present at the Annual Meeting and will be available to make a statement, if such representative desires to do so, and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THIS PROPOSAL.

ITEM 3.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, we are including in this proxy statement a separate proposal, which gives our stockholders the opportunity to approve or not approve the compensation of our named executive officers (as disclosed in this proxy statement) by voting “FOR” or “AGAINST” the resolution below (commonly referred to as “Say-on-Pay”). While our Board and Compensation Committee intend to carefully consider the stockholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.

In considering their vote, stockholders are encouraged to review with care the information regarding our executive compensation program as discussed under “Compensation Discussion and Analysis” (beginning on page 13) and the compensation tables and related narrative discussion provided under “Executive Compensation” (beginning on page 27).

As described under “Compensation Discussion and Analysis,” our Compensation Committee, which is comprised of six independent directors, oversees all aspects of our executive compensation program and seeks to ensure that the compensation program for our executive officers is aligned with the interests of our stockholders and the compensation practices of our peer companies (with whom we compete for executive management personnel). Our executive compensation program is also designed to attract, motivate and retain a highly qualified executive management team and to appropriately reward our executive officers for their contribution to the achievement of our short-term and long-term business goals and the creation and enhancement of stockholder value.

We have delivered strong financial results for our stockholders and, since becoming an independent public company in August 1999, our stock price performance has significantly exceeded the collective performance of our peer group companies in the Standard & Poor’s 500 Index as well as the performance of the Dow Jones Industrial Average and the Nasdaq Composite Index. In addition, as discussed above under “Compensation Discussion and Analysis,” we believe that our executive management team has created significant value for our stockholders by developing a more heavily weighted crude oil portfolio of resource plays, while maintaining our core natural gas assets. We also believe that our executive compensation program (1) has played a significant role in our ability to achieve such financial results and stock price performance, (2) has played a significant role in our ability to attract, motivate and retain a highly qualified executive team to manage our company and (3) is structured in the best manner possible to support the achievement of our short-term and long-term business goals and the creation and enhancement of stockholder value.

The Board endorses our executive compensation program and recommends that our stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers, as disclosed in the Company’s definitive proxy statement for the Company’s 2015 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and related narrative discussion, be, and hereby is, approved.”

The approval of this proposal requires the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions with respect to this proposal will have the effect of a vote against this proposal and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to this proposal within 10 days of the Annual Meeting) will not be counted in determining the number of shares necessary for approval. Properly executed proxies will be voted at the Annual Meeting in accordance with the instructions specified on the proxy; if no such instructions are given, the persons named as agents and proxies in the accompanying form of proxy will vote such proxy “FOR” this proposal.

As noted above, the vote solicited by this proposal is advisory in nature and its outcome will not be binding on the Board or the Compensation Committee, nor will the outcome of the vote require the Board or the Compensation Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision of the Board or the Compensation Committee, or creating or implying any additional fiduciary duty of the Board or the Compensation Committee. However, the Board and the Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “FOR” THIS PROPOSAL.

ITEM 4.

STOCKHOLDER PROPOSAL CONCERNING PROXY ACCESS

EOG has received a stockholder proposal submitted by (i) the Comptroller of the City of New York, located at Municipal Building, One Centre Street, Room 629, New York, NY 10007-2341, on behalf of the New York City Employees’ Retirement System (“NYCERS”), the New York City Fire Department Pension Fund (“NYCFDPF”), the New York City Teachers’ Retirement System (“NYCTRS”), the New York City Police Pension Fund (“NYCPPF”) and the New York City Board of Education Retirement System (“NYCBERS”); and (ii) the North Carolina State Treasurer, located at 325 North Salisbury Street, Raleigh, North Carolina 27603-1385, on behalf of the Treasurer of the State of North Carolina Equity Investment Fund Pooled Trust (the “Pooled Trust” and, collectively with the other above-referenced proponents, the “Proponents”), for inclusion in this proxy statement and for consideration by our stockholders at the Annual Meeting. The Proponents’ resolution and supporting statement, along with the Board’s statement in opposition to the proposal, are set forth below. As of the time the proposal was submitted, NYCERS, NYCFDPF, NYCTRS, NYCPPF, NYCBERS and the Pooled Trust owned 164,525 shares, 13,215 shares, 221,312 shares, 50,508 shares, 594 shares and 398,565 shares, respectively, of our Common Stock.

A representative of the Proponents is expected to present the resolution set forth below at the Annual Meeting for consideration by our stockholders. In accordance with applicable SEC rules, the Proponents’ resolution and supporting statement, for which EOG accepts no responsibility, are set forth below exactly as they were submitted by the Proponents.

The approval of this stockholder proposal, if properly presented, requires the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions with respect to this stockholder proposal will have the effect of a vote against this stockholder proposal and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to this stockholder proposal within 10 days of the Annual Meeting) will not be counted in determining the number of shares necessary for approval. Properly executed proxies will be voted at the Annual Meeting in accordance with the instructions specified on the proxy; if no such instructions are given, the persons named as agents and proxies in the accompanying form of proxy will vote such proxy “AGAINST” this proposal.

The Stockholder Proposal

Resolved: Shareholders of EOG Resources, Inc. (the “Company”) ask the board of directors (the “Board”) to adopt, and present for shareholder approval, a “proxy access” bylaw. Such a bylaw shall require the Company to include in proxy materials prepared for a shareholder meeting at which directors are to be elected the name, Disclosure and Statement (as defined herein) of any person nominated for election to the board by a shareholder or group (the “Nominator”) that meets the criteria established below. The Company shall allow shareholders to vote on such nominee on the Company’s proxy card.

The number of shareholder-nominated candidates appearing in proxy materials shall not exceed one quarter of the directors then serving. This bylaw, which shall supplement existing rights under Company bylaws, should provide that a Nominator must:

a.	have beneficially owned 3% or more of the Company’s outstanding common stock continuously for at least three years before submitting the nomination;

b.	give the Company, within the time period identified in its bylaws, written notice of the information required by the bylaws and any Securities and Exchange Commission rules about (i) the nominee, including consent to being named in the proxy materials and to serving as director if elected; and (ii) the Nominator, including proof it owns the required shares (the “Disclosure”); and

c.	certify that (i) it will assume liability stemming from any legal or regulatory violation arising out of the Nominator’s communications with the Company shareholders, including the Disclosure and Statement; (ii) it will comply with all applicable laws and regulations if it uses soliciting material other than the Company’s proxy materials; and (c) to the best of its knowledge, the required shares were acquired in the ordinary course of business and not to change or influence control at the Company.

The Nominator may submit with the Disclosure a statement not exceeding 500 words in support of the nominee (the “Statement”). The Board shall adopt procedures for promptly resolving disputes over whether notice of a nomination was timely, whether the Disclosure and Statement satisfy the bylaw and applicable federal regulations, and the priority to be given to multiple nominations exceeding the one-quarter limit.

Supporting Statement

We believe proxy access is a fundamental shareholder right that will make directors more accountable and contribute to increased shareholder value. The CFA Institute’s 2014 assessment of pertinent academic studies and the use of proxy access in other markets similarly concluded that proxy access:

•	would “benefit both the markets and corporate boardrooms, with little cost or disruption.”

•	has the potential to raise overall US market capitalization by up to $140.3 billion if adopted market-wide. (http://www.cfapubs.org/doi/pdf/10.2469/ccb.v2014.n9.1)

The proposed bylaw terms enjoy strong investor support — votes for similar shareholder proposals averaged 55% from 2012 through September 2014 — and similar bylaws have been adopted by companies of various sizes across industries, including Chesapeake Energy, Hewlett-Packard, Western Union and Verizon.

We urge shareholders to vote FOR this proposal.

Board of Directors’ Statement In Opposition to Stockholder Proposal

Since EOG became an independent public company in August 1999, our Board and executive management have focused on, and created, significant long-term value for our stockholders, as evidenced by, among other accomplishments, our stock price performance over such period, which has significantly exceeded the collective performance of our peer group companies in the Standard & Poor’s 500 Index as well as the performance of the Dow Jones Industrial Average and the Nasdaq Composite Index. EOG’s leadership is fundamentally committed to strong corporate governance and open to hearing the perspectives of EOG’s stockholders, including with respect to matters such as proxy access.

However, EOG does not believe that the proponents’ proxy access proposal is in the best interests of the Company and its stockholders. In particular, EOG believes that the proponents’ proxy access proposal (i) is unnecessary in light of the effective voice EOG stockholders already have and the stockholder-friendly governance practices that EOG’s Board has put in place, (ii) would undercut the critical role of the Board’s independent Nominating and Governance Committee and (iii) would introduce an unnecessary and potentially expensive and destabilizing dynamic into the Board election process. Moreover, we believe proxy access should only be implemented where there is a demonstrable, company-specific need for such a change in governance structure. We do not believe that any such underlying issues exist at EOG and, therefore, we believe the proxy access proposal is unnecessary and would unduly burden and potentially undermine the effectiveness and operation of EOG’s Board and the sound governance practices already in place. Further, we believe proxy access would be potentially disruptive to the continued strategic success of EOG to the detriment of all stockholders. Accordingly, the Board recommends that you vote “Against” this stockholder proposal.

EOG’s Corporate Governance Policies Provide a Voice and Board Accountability to EOG Stockholders and EOG Has Demonstrated its Responsiveness to Stockholder Perspectives

EOG’s corporate governance policies and governing documents provide stockholders with the ability to effectively voice their opinions, ensure that the Board is accountable to our stockholders and are consistent with current “best practice” standards. For example, under our policies and governing documents:

•	all directors are elected annually;

•	all directors are elected by a majority vote standard (in uncontested elections);

•	any director who fails to receive the required majority vote in an uncontested election must tender his or her resignation for consideration by our Board’s Nominating and Governance Committee;

•	all of EOG’s directors are independent, other than the CEO;

•	key committees of the Board consist solely of independent directors;

•	our independent presiding director has robust leadership authority and responsibilities;

•	our independent directors meet frequently in separate executive sessions;

•	we have no supermajority stockholder voting requirements;

•	we have a single-class share capital structure whereby all stockholders are entitled to the same vote per share for director nominees and on matters presented to a stockholder vote; and

•

we engage in frequent dialogue and communication with our stockholders on a variety of topics, including hydraulic fracturing, water management, climate change, air emissions, energy efficiency and conservation matters as well as community impact and governance matters.

In addition, EOG stockholders are able to:

•

communicate with any EOG director (including the presiding director), any Board committee or the full Board, as discussed above under “Corporate Governance — Stockholder Communications with the Board”;

•	propose director nominees to the Nominating and Governance Committee for consideration, as discussed below under “Stockholder Proposals and Director Nominations”;

•

submit proposals for consideration at an annual stockholders meeting and for inclusion in EOG’s proxy statement for such meeting, subject to certain conditions and the rules and regulations of the SEC, as discussed below under “Stockholder Proposals and Director Nominations”;

•	remove directors with or without cause by the vote of a majority of shares entitled to vote;

•	nominate directors pursuant to EOG’s bylaws and solicit proxies for director nominees under federal proxy rules; and

•	express their views on EOG’s executive compensation program through annual “say-on-pay” votes.

We believe that our existing corporate governance policies provide the appropriate balance between ensuring Board accountability to our stockholders and enabling our Board to effectively oversee EOG’s business and affairs for the long-term benefit of our stockholders.

We also frequently engage in substantive dialogue with our stockholders, through in-person meetings, conference calls and written correspondence, to discuss topics of interest to our stockholders, which we believe demonstrates our transparency, as well as our commitment to open, collaborative communications with our stockholders. For example, based on feedback we received in connection with our 2012 annual stockholders meeting and in our related discussions with stockholders, we made certain key changes to our executive compensation program in 2012 — specifically, to (i) restructure our annual bonus program for our executive officers to further simplify the program and align our bonus program with current market practices and (ii) implement a performance-based long-term incentive plan for our executive officers.

Furthermore, in 2012, 2013 and 2014, we engaged in substantial, collaborative discussions with various EOG stockholders regarding the topics of air emissions, climate change, hydraulic fracturing, water management, community impact matters, energy efficiency and conservation matters, board governance and political contributions and related expenditures. As a result of these collaborative dialogues, we took action based on the feedback received, including amending certain of our governance documents and expanding and updating our website disclosures.

The Crucial Role of EOG’s Nominating and Governance Committee

in the Director Nomination Process

Allowing stockholders to nominate competing candidates for director in our proxy statement, as is advocated by the proponents’ proposal, would seriously undermine the role of our independent Nominating and Governance Committee in one of the most crucial elements of corporate governance — the election of directors.

In considering nominees for election to our Board and Board committees, EOG’s Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capabilities on the Board and Board committees and to identify individuals who can effectively assist EOG in achieving our short-term and long-term goals, protecting the interests of all of our stockholders — not just those with special interests — and creating and enhancing value for all EOG stockholders.

In evaluating prospective director candidates, the Nominating and Governance Committee considers whether the individual has personal and professional integrity, good business judgment and relevant experience and skills and also considers the individual’s diversity attributes (e.g., professional experiences, skills, background, race and gender). The Committee must also assess whether such individual is willing and able to commit the time necessary for Board and Board committee service. The Nominating and Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending individuals who can best perpetuate the success of our business and represent the interests of all EOG stockholders. The Nominating and Governance Committee also considers candidates suggested by stockholders.

We believe that our independent Nominating and Governance Committee, which is comprised solely of independent directors who have fiduciary duties to act in the best interests of all EOG stockholders, is best situated and qualified to evaluate prospective director nominees and make such evaluations and determinations.

As noted above, EOG stockholders already have the ability to propose director nominees to the Nominating and Governance Committee. Our Nominating and Governance Committee will evaluate such nominees according to the same criteria, and in the same manner, as any other director nominee.

The Proxy Access Framework Contemplated by the Stockholder Proposal

Is Not In the Best Interests of EOG and its Stockholders

We believe that the stockholder proxy access proposal seeks to install inappropriately permissive requirements for use of proxy access, including, among other things, too low of an ownership threshold and an inordinately high fraction of the Board to be available for proxy access candidates. The proxy access construct contemplated by the stockholder proposal would enable a stockholder or group of stockholders owning as little as 3% of our outstanding shares to completely bypass our independent Nominating and Governance Committee by placing directly into nomination a candidate who may fail to meet the independence and other criteria and qualifications established by the Board, fail to contribute to the desired mix of perspectives or fail to represent the interests of all EOG stockholders as a whole.

In fact, many commentators on the SEC’s 2009 proxy access proposal expressed concern that a 3% ownership threshold and the related requirements were too permissive, that a higher threshold and requirements would be more appropriate and that such a lowering of the bar risks providing activist stockholders and special interest groups with a low-cost avenue to disrupt board composition and corporate strategy. We believe the minimal requirements contemplated by the stockholder proposal fail to strike the appropriate balance for safeguarding the long-term interests of the Company and its stockholders and, in our view, implementing proxy access in the specific manner contemplated by the stockholder proposal risks introducing a disruptive and potentially destabilizing dynamic into the Board election process. Given the significant extent to which EOG’s existing corporate governance structure ensures accountability to stockholders, such an outcome would be particularly unjustified.

Potential Significant Adverse Consequences of Proxy Access

In addition, the Board believes that proxy access may have a number of significant adverse consequences that could harm our Company, our Board and our stockholders by:

•

Creating an Uneven Playing Field and Increasing Company Costs.    In the absence of proxy access, the playing field is level, in that a stockholder seeking to elect its own nominee to the Board would, like the Company, need to undertake the expense of soliciting proxies on its nominee’s behalf. While we continue to engage with our stockholders on evolving governance trends, including proxy access, we see little reason why a stockholder (or group of stockholders) owning in the aggregate 3% of the outstanding shares of EOG should not, if the stockholder has a legitimate interest in having representation on the Board, bear the expense of soliciting proxies. Moreover, in a contested election, we would likely feel compelled to undertake an additional and potentially expensive campaign in support of Board-nominated candidates where the Board concludes that doing so is in the best interests of the Company and its stockholders, and to inform stockholders of the reasons the stockholder nominee(s) should not be elected.

•

Encouraging Short-Termism.    As noted at the outset, since EOG became an independent public company in August 1999, our Board and executive management have focused on, and created, significant long-term value for our stockholders. This long-term value is evidenced by, among other accomplishments, our stock price performance over such period, which has significantly exceeded the collective performance of our peer group companies in the Standard & Poor’s 500 Index as well as the performance of the Dow Jones Industrial Average and the Nasdaq Composite Index. The Board believes that dealing with contested elections every year would not only be highly distracting to the Board and management, but could also encourage our management to focus on short-term results that may not be in the best interests of our stockholders or further our goal of creating long-term stockholder value. Encouraging short-termism and distracting the Board and management from their responsibilities are very high costs to pay for a regime for which there is not a demonstrated need.

•

Increasing the Influence of Special Interest Groups.    Proxy access allows a stockholder (or group of stockholders) with a special interest to use the proxy access process to promote a specific agenda rather than the interests of all stockholders, creating the risk of politicizing the Board election process at virtually no cost to such stockholder (or group of stockholders). These risks apply even if a proxy access candidate is not ultimately elected to the Board, as stockholders with special interests that are not shared with all stockholders may nevertheless use the threat of proxy access to attempt to extract concessions from the Company. Furthermore, the election of a stockholder-nominated director via the proposed proxy access process, particularly one representing a narrow set of interests, risks disrupting the Board and preventing the Board from effectively promoting the long-term interests of all stockholders.

•

Significantly Disrupting Company and Board Operations.    With proxy access, contested director elections could become routine. Divisive proxy contests could occur every year and substantially disrupt Company affairs and the effective functioning of our Board without adding significant value to the current process. This could harm EOG and its stockholders in various ways, including the potential for high annual director turnover leading to an inexperienced board that lacks sufficient knowledge and understanding of the oil and gas industry and our current and past business to provide meaningful and effective oversight of our operations and long-term strategies. Furthermore, abrupt changes in the composition of our Board could impair our ability to develop and execute our long-term plans. Our executive management and directors would also be required to divert their time from managing and overseeing EOG’s business to focusing on proxy contests for the election of directors. Indeed, the United States Court of Appeals for the District of Columbia overturned the SEC’s proxy access rule precisely because it determined that the SEC had not adequately assessed the expense and distraction that proxy contests would entail.

•

Discouraging Highly Qualified Director Candidates from Serving.    The prospect of routinely standing for election in a contested situation may deter highly-qualified individuals from Board service. The prospect of a perennial campaign also may cause incumbent directors to become excessively risk averse, thereby impairing their ability to provide sound and prudent guidance with respect to our operations and interests.

Under the process overseen by our Nominating and Governance Committee, we currently have an effectively functioning team of directors with diverse professional experiences, skills and backgrounds, in addition to (among other characteristics) high standards of personal and professional ethics, proven records of success in their respective fields and valuable knowledge of our business and the oil and gas industry.

The Board believes that EOG’s existing corporate governance policies and governing documents and the processes employed by EOG’s Nominating and Governance Committee for the identification and evaluation of prospective director nominees (i) provide EOG stockholders with the ability to effectively voice their opinions, (ii) ensure that the Board is accountable to our stockholders and responsive to stockholder input and (iii) promote a strategy based on the creation of long-term stockholder value. Disruption of our Board’s functioning could adversely affect the pursuit of our short-term and long-term goals and put stockholder value at risk. For the foregoing reasons, we believe that this proposal is unnecessary, involves the risk of considerable harm to our Company and is not in the best interests of our stockholders.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “AGAINST” THIS PROPOSAL.

ITEM 5.

STOCKHOLDER PROPOSAL CONCERNING A METHANE EMISSIONS REPORT

EOG has also received a stockholder proposal submitted by (i) Trillium Asset Management, LLC, located at Two Financial Center, 60 South Street, Suite 1100, Boston, MA 02111, on behalf of, and pursuant to written authorization from, Mayberry LLC (“Mayberry”) and Persephone LLC (“Persephone”), each located at Two Financial Center, 60 South Street, Suite 1100, Boston, MA 02111 (c/o Trillium Asset Management, LLC), and The Sierra Club Foundation (“Sierra”), located at 85 Second Street, Suite 750, San Francisco, CA 94105; (ii) the Domestic and Foreign Missionary Society of the Protestant Episcopal Church in the United States of America (“Episcopal Church”), located at 815 Second Avenue, New York, New York 10017; (iii) the Church Pension Fund (“Pension Fund”), located at 19 East 34th Street, New York, New York 10016; and (iv) Portico Benefit Services (“Portico”), located at 800 Marquette Avenue, Suite 1050, Minneapolis, MN 55402-2892 (such proponents, collectively, the “Proponents”), for inclusion in this proxy statement and for consideration by our stockholders at the Annual Meeting. The Proponents’ resolution and supporting statement, along with the Board’s statement in opposition to the proposal, are set forth below. As of the time the proposal was submitted, Mayberry, Persephone, Sierra, Episcopal Church and Portico owned 895 shares, 891 shares, 56 shares, 6,600 shares and 114,613 shares, respectively, of our Common Stock. Pension Fund is the beneficial owner of more than $2,000 worth of our Common Stock.

A representative of the Proponents is expected to present the resolution set forth below at the Annual Meeting for consideration by our stockholders. In accordance with applicable SEC rules, the Proponents’ resolution and supporting statement, for which EOG accepts no responsibility, are set forth below exactly as they were submitted by the Proponents.

The approval of this stockholder proposal, if properly presented, requires the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions with respect to this stockholder proposal will have the effect of a vote against this stockholder proposal and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to this stockholder proposal within 10 days of the Annual Meeting) will not be counted in determining the number of shares necessary for approval. Properly executed proxies will be voted at the Annual Meeting in accordance with the instructions specified on the proxy; if no such instructions are given, the persons named as agents and proxies in the accompanying form of proxy will vote such proxy “AGAINST” this proposal.

The Stockholder Proposal

Methane Emissions Report

Whereas:

Public confidence in the environmental benefits of natural gas is threatened by evidence of high levels of methane leakage from the oil and gas industry in many regions. For example, a November 2013 study published in the Proceedings of the National Academy of Sciences shows the oil and gas sector in Oklahoma and Texas, where EOG has significant operations, may be emitting up to five times more methane than estimated by the EPA.

Methane is a potent greenhouse gas with 86 times the climate impact of carbon dioxide over a 20-year period. Studies from Harvard, the University of Texas, Cornell, and the University of Colorado, among others, estimate highly varied methane leakage rates as a percentage of production, creating uncertainty and garnering negative media attention that could undermine public confidence in the environmental benefits of natural gas.

In September 2014 BG Group, ENI, Pemex, PTT, Statoil and Southwestern Energy signed on to a voluntary program to monitor and disclose their methane emissions. Similarly, a number of companies in the natural gas supply chain have formed the One Future Coalition with the goal of achieving a 1% leakage rate across the entire value chain.

A recent report prepared by ICF International, drawing on industry input, identified proven control strategies that can slash oil and gas methane emissions by 40% at an average annual cost of less than one cent per thousand cubic feet of produced natural gas. These strategies, such as vigilant leak detection and repair programs and retrofits of valves originally designed to leak methane, are commonsense ways to cut emissions. In addition, some such strategies will have a positive economic payback, as the value of captured gas more than offsets the cost of control.

Regulatory risk is also very real. For example, in November 2013, Colorado proposed new regulations, with industry support, focusing on methane air emissions and requiring companies capture 95 percent of their hydrocarbon emissions. Other states and the federal government are also considering regulatory responses.

Proponents believe EOG’s social license to operate may also be at risk. Implementing a comprehensive program of measurement, mitigation, disclosure, and target setting for actual, as opposed to estimated or calculated, methane air emissions can help address this risk. We also believe better management of leakage and venting represents economic opportunity for EOG by capturing valuable product that can be monetized.

Unfortunately, EOG’s disclosures associated with leakage and venting are minimal. In contrast, Range Resources and Apache provide a total methane leakage rate for their operations in their public disclosures.

Resolved:

Shareholders request EOG publish a report that reviews its policies, actions, and plans to enhance and further develop measurement, disclosure, mitigation, and reduction targets for methane emissions resulting from all operations under its financial or operational control. The report should consider steps beyond legal compliance and be prepared in light of studies on methane emissions, at reasonable cost, omit proprietary information, and be available by October 2015.

Board of Directors’ Statement In Opposition to Stockholder Proposal

A substantially similar proposal was submitted for stockholder vote in connection with our 2014 Annual Meeting of Stockholders. The Board opposed the 2014 stockholder proposal, and it was defeated by our stockholders. As was noted in our statement in opposition to the 2014 stockholder proposal, we have provided, and will continue to provide, our stockholders and the public, through our website disclosures and other public disclosures and filings, with significant and meaningful information regarding the environmental, health and safety aspects of our operations and our practices for managing the related risks, including quantitative indicators with respect to air emissions and detailed information regarding our practices associated with air emissions and climate change. Accordingly, the Board recommends that you vote “Against” this stockholder proposal.

As was noted in our statement in opposition to the 2014 stockholder proposal, we expanded our website disclosures regarding environmental, health and safety matters in 2013 to include additional narrative discussion regarding air emissions, climate change, water management, hydraulic fracturing, and safety and health matters, as well as the following related quantitative indicators:

•

EOG’s greenhouse gas (GHG) “intensity” rate for 2012 (that is, the tons of CO2e (carbon dioxide equivalent) per thousand barrels of crude oil equivalent (MBoe) produced from EOG’s U.S. operations during 2012, as reported in accordance with the U.S. EPA’s greenhouse gas reporting rules);

•	the percentage of EOG wells drilled in the United States during 2012 for which EOG tested surface casing integrity;

•	the percentage of EOG wells completed in the United States during 2012 for which EOG conducted annular pressure monitoring;

•

the percentage of EOG’s U.S. well completions during 2012 for which EOG submitted chemical ingredient data to the FracFocus.org website (hosted by the Ground Water Protection Council and the Interstate Oil and Gas Compact Commission);

•	EOG’s oil spill rate for 2012 in respect of its U.S. operations (expressed in barrels of crude oil for every one thousand barrels of crude oil equivalent of EOG’s 2012 production); and

•	EOG’s total recordable incident (injury) rate for 2012 in respect of its U.S. exploration and production operations, which includes both EOG personnel and contractors.

In 2014, we updated these six (6) quantitative indicators to reflect data for 2013 and further expanded our website disclosures to include additional narrative disclosure regarding air emissions and climate change matters, as well as hydraulic fracturing, water management, community impact matters and energy efficiency and conservation matters. We also added the following five (5) additional quantitative indicators to our website disclosures:

•

EOG’s fugitive emissions “intensity” rate for 2013 and 2012 (that is, the methane-related fugitive emissions associated with EOG-operated wells for 2013 and 2012, as reported in accordance with the U.S. EPA’s greenhouse gas reporting rules, relative to overall company production of oil and gas for such years);

•

EOG’s flaring “intensity” rate for 2013 and 2012 (that is, the flaring emissions associated with EOG-operated wells in 2013 and 2012, as reported in accordance with the U.S. EPA’s greenhouse gas reporting rules, relative to overall company production of oil and gas for such years);

•	the percentage of “green completions” conducted by EOG in 2013 for gas wells;

•	the gathering infrastructure (namely, pipelines) installed by EOG in 2013 and 2012 in its major U.S. operating divisions; and

•

EOG’s water “intensity” rate for 2013 (that is, the water used by EOG in the completion process for wells completed in 2013 relative to the potential MMBtu (million British thermal units) value of the oil and gas reserves associated with such wells), and, to the extent available to EOG, the water intensity rate of other power/energy producing industries (to provide our stockholders and the public with a means of comparison).

We are in the process of updating each of these eleven (11) quantitative indicators to reflect data for 2014.

Also during 2014, we again engaged in substantial, collaborative discussions with various EOG stockholders regarding air emissions, climate change, hydraulic fracturing, water management and community impact matters. As a result of such discussions, and as has been communicated to the proponents of this stockholder proposal, we are in the process of further expanding our website disclosures to add new narrative disclosures regarding the following topics:

•

Monitoring, Handling and Disposal of NORM — our disclosure will note that EOG has practices in place to manage, monitor and dispose of NORM (naturally occurring radioactive materials) associated with its operations in accordance with applicable regulatory requirements.

•

Use of Intermittent and/or Low-Bleed Controllers — our disclosure will note that EOG has incorporated into its normal operating practices, where operationally appropriate, intermittent or low-bleed controllers, as a means of minimizing emissions.

•	Use of Thermal/Infrared Cameras — our disclosure will note that EOG utilizes thermal/infrared cameras to identify and manage emissions at our facilities as part of our normal operating practices.

•

Pre-Drilling Baseline Water Sampling — once we have fully implemented our sampling program, our disclosure will confirm that (i) a pre-drilling baseline water sampling program has been implemented in each of our U.S. operating areas and (ii) post-drilling testing will be conducted based on state regulations and on a case-by-case basis as is deemed operationally appropriate.

In addition, we are working with each of our U.S. operating areas to update the various other narrative disclosures we currently have on our website.

Furthermore, consistent with our commitment to transparency, we participated in the Carbon Disclosure Project’s climate change and water programs for 2014 and are in the process of participating in the 2015 programs. EOG’s participation in these programs allows investors and the public to better understand the climate change-related aspects of EOG’s business and operations and the risks and opportunities associated with water stewardship. EOG’s participation in these programs also allows EOG and others to benchmark EOG’s business and operations against our peer companies.

We will continue to update our website, SEC and other public disclosures regarding the air emissions, climate change, water management, hydraulic fracturing, safety and health, community impact and energy efficiency/conservation aspects of our operations, as we incorporate new technologies into our operations, as rules and regulations are enacted or revised, as best practices evolve and as EOG identifies, develops and implements additional objectives and practices.

We believe that, by incorporating new technologies and developing and implementing best practices, the oil and gas industry has made significant progress in recent years in reducing methane emissions. Also, we continue to believe that our new and expanded website disclosures, coupled with our other website disclosures, the disclosures in our SEC and other public filings and our participation in the Carbon Disclosure Project’s climate change and water programs, demonstrate our commitment to open, collaborative communications with our stockholders, continuous improvement, transparency and operating in an environmentally responsible and safe manner.

As such, we believe that our current disclosures and our planned additional and updated disclosures more than adequately address the concerns regarding the measurement, disclosure, mitigation and reduction of methane emissions raised by this proposal.

THE BOARD OF DIRECTORS RECOMMENDS VOTING “AGAINST” THIS PROPOSAL.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholders may propose matters to be presented at our stockholder meetings and may also nominate persons to be directors of EOG. Formal procedures have been established for those proposals and nominations.

Proposals for 2016 Annual Meeting of Stockholders and 2016 Proxy Materials

Proposals of holders of our Common Stock intended to be presented at our 2016 annual meeting of stockholders and included in our proxy statement and form of proxy relating to such meeting pursuant to Rule 14a-8 of Regulation 14A must be received by us, addressed to our Corporate Secretary, at our principal executive offices at 1111 Bagby, Sky Lobby 2, Houston, Texas 77002, no later than November 23, 2015.

Nominations for 2016 Annual Meeting of Stockholders and for Any Special Meetings of Stockholders

Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Pursuant to our bylaws, nominations of persons for election to our Board may be made at a meeting of our stockholders:

•	pursuant to our notice of the meeting;

•	by or at the direction of the Board; or

•

by any stockholder who (1) was a stockholder of record at the time of giving the notice discussed below and is a stockholder of record at the time of the meeting, (2) is entitled to vote at the meeting and (3) complies with the notice requirements of Article II, Section 3 of our bylaws.

Nominations by any of our stockholders shall be made pursuant to timely notice, in writing, to our Corporate Secretary. To be timely with respect to our 2016 annual meeting of stockholders, notice given by a stockholder shall be delivered to our Corporate Secretary at our principal executive offices at 1111 Bagby, Sky Lobby 2, Houston, Texas 77002, no earlier than the close of business on January 1, 2016 and no later than the close of business on February 1, 2016 with respect to an election to be held at our 2016 annual meeting of stockholders. With respect to an election to be held at a special meeting of our stockholders for the election of directors, such notice, to be timely, shall be delivered to our Corporate Secretary at our principal executive offices not earlier than the close of business on the 120th day prior to the date of such special meeting, and not later than the close of business on the later of (1) the 90th day prior to the date of such special meeting or (2) if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

The notice shall set forth the information required by Article II, Section 3 of our bylaws, including, but not limited to, (1) such stockholder’s name and address, as such information appears on our books, (2) the number of shares of our Common Stock which are directly or indirectly beneficially owned by the stockholder, (3) all other direct or indirect interests of such stockholder in our Common Stock (including derivative and “short” interests), (4) any arrangement pursuant to which such stockholder has a right to vote any shares of our Common Stock, (5) all information relating to such stockholder’s director nominee that would be required to be disclosed in a proxy statement in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act (including such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (6) a description of all direct and indirect compensation and other material monetary agreements and relationships between such stockholder and such proposed nominee, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant.

In the event a person is validly designated as a nominee to the Board and shall thereafter become unable or unwilling to stand for election to the Board, the Board or the stockholder who proposed such nominee, as the case may be, may designate a substitute nominee.

Notwithstanding our bylaw provisions described above, a stockholder shall also comply with all applicable requirements of the Exchange Act and the related rules and regulations thereunder with respect to the matters set forth in such bylaw provisions.

Other Stockholder Business for 2016 Annual Meeting of Stockholders

For other business (other than director nominations) to be brought before an annual meeting of stockholders by any of our stockholders, the stockholder must have given timely notice, in writing, to our Corporate Secretary of the business to be brought before the annual meeting. To be timely with respect to our 2016 annual meeting of stockholders, notice given by a stockholder must be delivered to our Corporate Secretary at our principal executive offices at 1111 Bagby, Sky Lobby 2, Houston, Texas 77002, no earlier than the close of business on January 1, 2016 and no later than the close of business on February 1, 2016.

The notice shall set forth the information required by Article II, Section 3 of our bylaws, including, but not limited to, (1) a brief description of the business desired to be brought before the annual meeting, (2) the reasons for conducting such business at the annual meeting, (3) any material interest of such stockholder in such business, (4) the text of the proposal or business (including the text of any resolutions proposed for consideration), (5) such stockholder’s name and address, as such information appears on our books, (6) the number of shares of our Common Stock which are directly or indirectly beneficially owned by the stockholder, (7) all other direct or indirect interests of such stockholder in our Common Stock (including derivative and “short” interests) and (8) any arrangement pursuant to which such stockholder has a right to vote any shares of our Common Stock.

GENERAL

As of the date of this proxy statement, our management has no knowledge of any business to be presented for consideration at the Annual Meeting other than that described above. If any other business should properly come before the Annual Meeting or any adjournment thereof, it is intended that the shares represented by properly executed proxies will be voted with respect thereto in accordance with the judgment of the persons named as agents and proxies in the accompanying form of proxy.

By Order of the Board of Directors,

MICHAEL P. DONALDSON
Corporate Secretary

Houston, Texas

March 20, 2015

ANNEX A

EOG RESOURCES, INC.

QUANTITATIVE RECONCILIATION OF AFTER-TAX NET INTEREST EXPENSE (NON-GAAP), ADJUSTED NET INCOME (NON-GAAP), NET DEBT (NON-GAAP) AND TOTAL CAPITALIZATION (NON-GAAP) AS USED IN THE CALCULATIONS OF RETURN ON CAPITAL EMPLOYED (NON-GAAP) AND RETURN ON EQUITY (NON-GAAP) TO NET INTEREST EXPENSE (GAAP), NET INCOME (GAAP), CURRENT AND LONG-TERM DEBT (GAAP) AND TOTAL CAPITALIZATION (GAAP), RESPECTIVELY

(Unaudited; in millions, except ratio data)

The following chart reconciles Net Interest Expense (GAAP), Net Income (GAAP), Current and Long-Term Debt (GAAP) and Total Capitalization (GAAP) to After-Tax Net Interest Expense (Non-GAAP), Adjusted Net Income (Non-GAAP), Net Debt (Non-GAAP) and Total Capitalization (Non-GAAP), respectively, as used in the Return on Capital Employed (ROCE) and Return on Equity (ROE) calculations. EOG believes this presentation may be useful to investors who follow the practice of some industry analysts who utilize After-Tax Net Interest Expense, Adjusted Net Income, Net Debt and Total Capitalization (Non-GAAP) in their ROCE and ROE calculations. EOG management uses this information for comparative purposes within the industry.

	2014	2013
Return on Capital Employed (ROCE) (Non-GAAP)
Net Interest Expense (GAAP)	$201
Tax Benefit Imputed (based on 35%)	(70)

After-Tax Net Interest Expense (Non-GAAP) - (a)	$131

Net Income (GAAP) - (b)	$2,915
Add: After-Tax Mark-to-Market Commodity Derivative Contracts Impact	(515)
Add: Impairments of Certain Assets, Net of Tax	553
Add: Tax Expense Related to the Repatriation of Accumulated
Foreign Earnings in Future Years	250
Less: Net Gains on Asset Dispositions, Net of Tax	(487)

Adjusted Net Income (Non-GAAP) - (c)	$2,716

Total Stockholders’ Equity - (d)	$17,713	$15,418

Average Total Stockholders’ Equity * - (e)	$16,566

Current and Long-Term Debt (GAAP) - (f)	$5,910	$5,913
Less: Cash	(2,087)	(1,318)

Net Debt (Non-GAAP) - (g)	$3,823	$4,595

Total Capitalization (GAAP) - (d) + (f)	$23,623	$21,331

Total Capitalization (Non-GAAP) - (d) + (g)	$21,536	$20,013

Average Total Capitalization (Non-GAAP) * - (h)	$20,775

ROCE (GAAP Net Income) - [(a) + (b)] / (h)	14.7%

ROCE (Non-GAAP Adjusted Net Income) - [(a) + (c)] / (h)	13.7%

Return on Equity (ROE) (Non-GAAP)
ROE (GAAP Net Income) - (b) / (e)	17.6%

ROE (Non-GAAP Adjusted Net Income) - (c) / (e)	16.4%

*	Average for the current and immediately preceding year

EOG RESOURCES, INC.

QUANTITATIVE RECONCILIATION OF ADJUSTED NET INCOME (NON-GAAP)

TO NET INCOME (GAAP)

(Unaudited; in thousands, except per share data)

The following chart adjusts the twelve-month periods ended December 31, 2014 and 2013 reported Net Income (GAAP) to reflect actual net cash received from settlements of commodity derivative contracts by eliminating the unrealized mark-to-market (gains) losses from these transactions, to eliminate the net gains on asset dispositions in North America in 2014 and 2013, to add back impairment charges related to certain of EOG’s assets in 2014 and 2013 and the tax expense related to the anticipated repatriation of accumulated foreign earnings in future years. EOG believes this presentation may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings to match realizations to production settlement months and make certain other adjustments to exclude non-recurring items. EOG management uses this information for comparative purposes within the industry.

	Twelve Months Ended December 31,
	2014	2013
Reported Net Income (GAAP)	$2,915,487	$2,197,109

Commodity Derivative Contracts Impact
(Gains) Losses on Mark-to-Market Commodity Derivative Contracts	(834,273)	166,349
Net Cash Received from Settlements of Commodity Derivative Contracts	34,007	116,361

Subtotal	(800,266)	282,710

After-Tax Impact	(514,971)	181,372

Less: Net Gains on Asset Dispositions, Net of Tax	(487,260)	(136,848)
Add: Impairments of Certain Assets, Net of Tax	553,099	4,425
Add: Tax Expense Related to the Repatriation of Accumulated
Foreign Earnings in Future Years	249,861	—

Adjusted Net Income (Non-GAAP)	$2,716,216	$2,246,058

Net Income Per Share (GAAP)
Basic	$5.36	$4.07

Diluted	$5.32	$4.02

Adjusted Net Income Per Share (Non-GAAP)
Basic	$5.00	$4.16

Diluted	$4.95	$4.11

Adjusted Net Income Per Diluted Share (Non-GAAP) - Percentage Increase	20%

Average Number of Common Shares (GAAP)
Basic	543,443	540,341

Diluted	548,539	546,227

Note: All share and per-share amounts shown have been restated to reflect the 2-for-1 stock split effective March 31, 2014.

EOG RESOURCES, INC.

QUANTITATIVE RECONCILIATION OF DISCRETIONARY CASH FLOW (NON-GAAP)

TO NET CASH PROVIDED BY OPERATING ACTIVITIES (GAAP)

(Unaudited; in thousands)

The following chart reconciles the twelve-month periods ended December 31, 2014 and 2013 Net Cash Provided by Operating Activities (GAAP) to Discretionary Cash Flow (Non-GAAP). EOG believes this presentation may be useful to investors who follow the practice of some industry analysts who adjust Net Cash Provided by Operating Activities for Exploration Costs (excluding Stock-Based Compensation Expenses), Excess Tax Benefits from Stock-Based Compensation, Changes in Components of Working Capital and Other Assets and Liabilities, and Changes in Components of Working Capital Associated with Investing and Financing Activities. EOG management uses this information for comparative purposes within the industry.

	Twelve Months Ended December 31,
	2014	2013
Net Cash Provided by Operating Activities (GAAP)	$8,649,155	$7,329,414
Adjustments:
Exploration Costs (excluding Stock-Based Compensation Expenses)	157,453	134,531
Excess Tax Benefits from Stock-Based Compensation	99,459	55,831
Changes in Components of Working Capital and Other Assets and Liabilities
Accounts Receivable	(84,982)	23,613
Inventories	161,958	(53,402)
Accounts Payable	(543,630)	(178,701)
Accrued Taxes Payable	(16,486)	(75,142)
Other Assets	14,448	109,567
Other Liabilities	(75,420)	20,382
Changes in Components of Working Capital Associated with Investing and Financing Activities	103,414	51,361

Discretionary Cash Flow (Non-GAAP)	$8,465,369	$7,417,454

Discretionary Cash Flow (Non-GAAP) - Percentage Increase	14%

EOG RESOURCES, INC.

QUANTITATIVE RECONCILIATION OF NET DEBT (NON-GAAP) AND TOTAL

CAPITALIZATION (NON-GAAP) AS USED IN THE CALCULATION OF

THE NET DEBT-TO-TOTAL CAPITALIZATION RATIO (NON-GAAP) TO

CURRENT AND LONG-TERM DEBT (GAAP) AND TOTAL CAPITALIZATION (GAAP)

(Unaudited; in millions, except ratio data)

The following chart reconciles Current and Long-Term Debt (GAAP) to Net Debt (Non-GAAP) and Total Capitalization (GAAP) to Total Capitalization (Non-GAAP), as used in the Net Debt-to-Total Capitalization ratio calculation. A portion of the cash is associated with international subsidiaries; tax considerations may impact debt paydown. EOG believes this presentation may be useful to investors who follow the practice of some industry analysts who utilize Net Debt and Total Capitalization (Non-GAAP) in their Net Debt-to-Total Capitalization ratio calculation. EOG management uses this information for comparative purposes within the industry.

At December 31, 2014
Total Stockholders’ Equity - (a)	$17,713

Current and Long-Term Debt (GAAP) - (b)	5,910
Less: Cash	(2,087)

Net Debt (Non-GAAP) - (c)	3,823

Total Capitalization (GAAP) - (a) + (b)	$23,623

Total Capitalization (Non-GAAP) - (a) + (c)	$21,536

Debt-to-Total Capitalization (GAAP) - (b) / [(a) + (b)]	25%

Net Debt-to-Total Capitalization (Non-GAAP) - (c) / [(a) + (c)]	18%

DIRECT AFTER-TAX RATE OF RETURN (ATROR)

The calculation of our direct after-tax rate of return (ATROR) with respect to our capital expenditure program for a particular play or well is based on the estimated proved reserves (“net” to EOG’s interest) for all wells in such play or such well (as the case may be), the estimated net present value of the future net cash flows from such reserves (for which we utilize certain assumptions regarding future commodity prices and operating costs) and our direct net costs incurred in drilling or acquiring (as the case may be) such wells or well (as the case may be). As such, our direct ATROR with respect to our capital expenditures for a particular play or well cannot be calculated from our consolidated financial statements.

GLOSSARY OF TERMS

Boe – barrel of oil equivalent

DD&A – depreciation, depletion and amortization

GAAP – Generally Accepted Accounting Principles

G&A – general and administrative

LOE – lease operating expense

MBbld – thousand barrels per day

MBoed – thousand barrels of oil equivalent per day

ROCE – return on capital employed

ROE – return on equity

EOG RESOURCES, INC. 1111 BAGBY

SKY LOBBY 2 HOUSTON, TX 77002

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 29, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by EOG Resources, Inc. in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 29, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to EOG Resources, Inc., c/o Broadridge,

51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON

If you would like to attend the annual meeting and vote in person, you may contact EOG Resources, Inc. at (713) 651-6260 (Attention: Corporate Secretary) for annual directions meeting to the attendance annual meeting. requirements. Please see the proxy statement for

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M83196-P58794 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

EOG RESOURCES, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING NOMINEES:

1. To elect seven directors of the Company to hold of?ce until the 2016 annual meeting of stockholders and until their respective successors are duly elected and quali?ed.

Nominees: For Against Abstain

1a. Janet F. Clark THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR For Against Abstain EACH OF THE FOLLOWING PROPOSALS:

1b. Charles R. Crisp 2. To ratify the appointment by the Audit Committee of the Board of Directors of Deloitte & Touche LLP, independent registered public accounting ?rm, as auditors for the 1c. James C. Day Company for the year ending December 31, 2015.

1d. H. Leighton Steward 3. To approve, by non-binding vote, the compensation of ! ! ! the Company’s named executive of?cers.

1e. Donald F. Textor THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST EACH OF THE FOLLOWING PROPOSALS:

1f. William R. Thomas 4. Stockholder proposal concerning proxy access, if ! ! ! properly presented.

1g. Frank G. Wisner ! ! ! 5. Stockholder proposal concerning a methane emissions ! ! ! report, if properly presented.

For address changes and/or comments, please check this box and write ! them on the back where indicated.

Please indicate if you plan to attend the annual meeting. ! !

Yes No

IMPORTANT: Please date this proxy and sign exactly as your name appears above. If stock is held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and others signing in a representative capacity, please give your full titles. If a corporation, please sign in full corporate name by president or other duly authorized of?cer. If a partnership, please sign in partnership name by duly authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

2015 Annual Meeting of Stockholders

Thursday, April 30, 2015 3:00 P.M. (Houston Time) Heritage Plaza Plaza Conference Room, Plaza Level 1111 Bagby Houston, Texas 77002

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders To Be Held on April 30, 2015:

The Notice of Annual Meeting of Stockholders, 2015 Proxy Statement and 2014 Annual Report are available at www.proxyvote.com and at www.eogresources.com/investors/annreport.html.

M83197-P58794

EOG RESOURCES, INC.

2015 ANNUAL MEETING OF STOCKHOLDERS April 30, 2015

The enclosed form of proxy is solicited by the Board of Directors of EOG Resources, Inc.

The undersigned stockholder of EOG Resources, Inc., a Delaware corporation (the “Company”), by signing this proxy, hereby revokes all prior proxies and appoints Michael P. Donaldson and Amos J. Oelking, III with full power of substitution, as true and lawful agents and proxies to represent the undersigned at the 2015 annual meeting of stockholders to be held on Thursday, April 30, 2015, at 3:00 p.m., Houston time, and at any adjournments thereof, and to vote all the shares of common stock of the Company held of record by the undersigned at the close of business on March 2, 2015. The Board of Directors recommends a vote “FOR” each of the nominees for directors, “FOR” Items 2 and 3, and “AGAINST” Items 4 and 5, as set forth on the reverse side.

SHARES REPRESENTED BY THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTORS, “FOR” ITEMS 2 AND 3, AND “AGAINST” ITEMS 4 AND 5 AND, IN THE DISCRETION OF THE AGENTS AND PROXIES, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF.

Do not return your proxy card if you are voting by Internet or telephone.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(continued on other side)